UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid with preliminary materials:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:

Date:	Thursday, May 17, 2018

Time:	9:00 a.m. Pacific Time

Place:	Online at www.virtualshareholdermeeting.com/SPWR2018

Virtual Meeting Admission:
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2018. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the online check-in procedures.

Items of Business:	1.	The re-election of three directors to serve as Class I directors on our board of directors (the “Board”);
	2.	The approval, in an advisory vote, of our named executive officer compensation;
	3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018; and
	4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. On or about April 6, 2018, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2017 Annual Report, via the Internet. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of this notice of the Annual Meeting, the proxy statement, our 2017 Annual Report and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting. Only stockholders of record at the close of business on March 21, 2018 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so during the meeting even if such stockholder returned a proxy.

San Jose, California	FOR THE BOARD OF DIRECTORS
April 6, 2018

Kenneth Mahaffey
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2018 ANNUAL MEETING OF STOCKHOLDERS

SUNPOWER CORPORATION
77 Rio Robles
San Jose, California 95134

PROXY STATEMENT FOR
2018 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Annual Meeting of Stockholders to be held on May 17, 2018 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Annual Meeting”).

This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2018. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card.

Online check-in will begin at 8:30 a.m. Pacific Time on the Meeting Date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you should you have any technical difficulties accessing the virtual meeting.

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2017” mean our 2017 fiscal year, which began on January 2, 2017 and ended on December 31, 2017, while references to “fiscal 2016” mean our 2016 fiscal year, which began on January 4, 2016 and ended on January 1, 2017.

Our principal executive offices are located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding the Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about April 6, 2018, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2017 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about April 6, 2018.

Delivery of Voting Materials

If you would like to further reduce our environmental impact and costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the environmental waste and expense of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2017 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

A copy of our 2017 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2017 Annual Report by writing to our Corporate Secretary at 77 Rio Robles, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our 2017 Annual Report without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for our fiscal 2017. Our 2017 Annual Report is also available on our website at http://investors.sunpower.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 21, 2018, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 140,847,345 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

Board Recommendations

Our Board recommends that you vote:

•	“FOR” Proposal One: re-election of each of the nominated Class I directors;
•	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” Proposal Three: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.

Voting

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our By-laws.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in his or her own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, or to vote your shares during the Annual Meeting.

How to Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following four ways:

(1)	Vote via the Internet before the Meeting Date. Go to www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2018. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.
(2)	Vote by Telephone at 1-800-690-6903 before the Meeting Date. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2018. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. This number is toll free in the United States and Canada.
(3)	Vote by Mail before the Meeting Date. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
(4)	Vote via the Internet during the Annual Meeting. You may attend the Annual Meeting on May 17, 2018 at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/SPWR2018 and vote during the Annual Meeting. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee, or you may vote your shares during the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described in options (1), (2), and (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum. A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Explanation of Broker Non-Votes and Abstentions. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. The rules of The New York Stock Exchange (which also apply to companies listed on The NASDAQ Global Select Market) prohibit brokers from voting in their discretion on any non-routine proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on a non-routine proposal, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.

Votes Required/Treatment of Broker Non-Votes and Abstentions.

Proposal One—Re-election of Class I Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class I directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.

Proposal Two—Advisory Vote on Named Executive Officer Compensation. The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against Proposal Two.

Proposal Three—Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2018. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards this proposal. We do not expect “broker non-votes” since brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against Proposal Three.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of each of the three proposals. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before the Meeting Date by: (1) submitting a later-dated vote by telephone, by mail, or via the Internet before or at the Annual Meeting; or (2) delivering instructions to us at 77 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us before the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you are the stockholder of record or if your shares are held in “street name,” you may revoke your proxy by voting electronically at the Annual Meeting.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Meeting Date.

Note Concerning Forward-Looking Statements

Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “potential,” “should,” “will,” “would” and similar expressions to identify forward-looking statements. These statements include, but are not limited to, operating results, business strategies, management’s plans and objectives for future operations, expectations and intentions, actions to be taken by us and other statements that are not historical facts. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors” and elsewhere in our 2017 Annual Report, which accompanies this proxy statement. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may cause actual results to differ materially from those discussed. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update our forward-looking statements, whether as a result of new information, future events or otherwise.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS I DIRECTORS

Our Board is currently composed of nine directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class I directors are scheduled to expire in 2018. The terms of other directors expire in subsequent years.

On April 28, 2011, we and Total Solar International SAS, formerly known as Total Energies Nouvelles Activités USA, SAS and as Total Gas & Power USA, SAS (“Total”), a subsidiary of Total S.A. (“Total S.A.”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on June 21, 2011, Total purchased in a cash tender offer approximately 60% of the outstanding shares of our former Class A common stock and 60% of the outstanding shares of our former Class B common stock (the “Tender Offer”). In connection with the Tender Offer, we and Total entered into an Affiliation Agreement that governs the relationship between Total and us following the close of the Tender Offer (the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement, our Board has nine members, composed of our Chief Executive Officer, three non-Total-designated members of the Board, and five directors designated by Total. If the ownership of our voting power by Total, together with the controlled subsidiaries of Total S.A., declines below certain thresholds, the number of members of the Board that Total is entitled to designate will be reduced as set forth in the Affiliation Agreement. See “Certain Relationships and Related Persons Transactions—Agreements with Total Solar International SAS and Total S.A.—Affiliation Agreement.”

The Board has considered and approved the nomination of François Badoual, Antoine Larenaudie and Pat Wood III, our current Class I directors, for re-election as directors at the Annual Meeting. Messrs. Badoual and Larenaudie are Total-designated directors. Mr. Wood is an independent director. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class I directors elected will hold office until the annual meeting of stockholders in 2021 or until their successors are elected.

The Class II group of directors consists of Catherine Lesjak, Ladislas Paszkiewicz and Julien Pouget, who will hold office until the annual meeting of stockholders in 2019 or until their successors are elected. Ms. Lesjak is an independent director. Messrs. Paszkiewicz and Pouget are Total-designated directors. The Class III group of directors consists of Helle Kristoffersen, Thomas McDaniel and Thomas Werner, who will hold office until the annual meeting of stockholders in 2020 or until their successors are elected. Ms. Kristoffersen is a Total-designated director. Mr. McDaniel is an independent director. Mr. Werner is our Chief Executive Officer and Chairman of the Board.

Additional information about the Class I director nominees for re-election and the Class II and Class III directors is set forth below.

Class I Directors Nominated for Re-Election at the Annual Meeting

Name	Age	Position(s) with SunPower	Director Since
François Badoual	53	Director	2017
Antoine Larenaudie	59	Director	2017
Pat Wood III	55	Director	2005

Mr. François Badoual has served as President and Chief Executive Officer of Total New Energies Ventures, Inc. since August 2017. From 2012 to 2017, he served as Chief Executive Officer of Total Energy Ventures, the corporate venture capital arm for the Total Group. Mr. Badoual also previously served as General Manager and Country Chairman for Total Exploration and Production - Algeria from 2009 to 2012, and as Deputy General Manager for Total Exploration and Production - Angola from 2006 to 2009. Mr. Badoual has held various other positions in the Total Group since 1990, and he has worked in France, Indonesia, United Arab Emirates, and Venezuela. Mr. Badoual holds a degree in civil engineering from École Nationale des Travaux Publics de l’État and an Advanced Master in Regional and Urban Planning from École Nationale des Ponts et Chaussées.

Mr. Badoual brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Badoual should serve as a director on our Board.

Mr. Antoine Larenaudie has served as Treasurer of the Total Group since September 2017. Before that, he served as Chief Financial Officer of Total’s Gas, Renewables, and Power division and Trading and Shipping division from 2002 to 2017. Mr. Larenaudie has held various other positions in the Total Group since 1990, and he has also worked for Credit Lyonnais Bank in France and London in various positions dealing with international corporations and commodities trading firms. He is a graduate of the École Supérieure de Commerce de Toulouse.

Mr. Larenaudie brings significant international financial management experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our financial strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Larenaudie should serve as a director on our Board.

Mr. Pat Wood III has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in North America. From 2001 to 2005, Mr. Wood served as the Chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as Chairman of Dynegy, Inc., and is a director of Quanta Services, Inc. He is also a strategic advisor to Hunt Transmission Services/Hunt Power/InfraREIT Capital Partners/Sharyland Utilities. Mr. Wood is a former director of the American Council on Renewable Energy and Memorial Resource Development Corp., and is a member of the National Petroleum Council.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through a decade of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance, and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wood should serve as a director on our Board, Chairman of the Nominating and Corporate Governance Committee, and Chairman of the Compensation Committee.

Class II Directors with Terms Expiring in 2019

Name	Age	Position(s) with SunPower	Director Since
Catherine Lesjak	59	Director	2013
Ladislas Paszkiewicz	55	Director	2016
Julien Pouget	41	Director	2017

Ms. Catherine A. Lesjak has served as Executive Vice President and Chief Financial Officer of HP Inc. (formerly Hewlett-Packard Company) (HP) since January 1, 2007. Ms. Lesjak served as interim Chief Executive Officer of HP from August 2010 through October 2010. As a 30-year veteran at HP, Ms. Lesjak held a broad range of financial leadership roles across HP. Before being named as Chief Financial Officer, Ms. Lesjak served as Senior Vice President and Treasurer, responsible for managing HP’s worldwide cash, debt, foreign exchange, capital structure, risk management and benefits plan administration. Earlier in her career at HP, she managed financial operations for Enterprise Marketing and Solutions and the Software Global Business Unit. Before that, she was group controller for HP’s Software Solutions Organization and managed HP’s global channel credit risk as controller and credit manager for the Commercial Customer Organization. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business degree in finance from the University of California, Berkeley.

Ms. Lesjak’s extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, allows her to make significant contributions to our strategic business planning and execution. Her background is also valuable in terms of financial oversight and review of our strategic investments. It is based on the Board’s identification of these qualifications, skills and experience that the Board has concluded that Ms. Lesjak should serve as a director on our Board.

Mr. Ladislas Paszkiewicz has served as Senior Vice President, Strategy and Climate, for Total S.A. since September 2016. He previously served as Senior Vice President of Mergers and Acquisitions for Total S.A. from 2015 to 2016. From 2010 to 2014, he was Senior Vice President, Americas, for the Exploration and Production division of Total S.A. Prior to that, he served as Senior Vice President, Middle East, for the same division from 2007 to 2010. Mr. Paszkiewicz has also served as General Manager of the Total group’s subsidiary in Argentina, as head of the Investor Relations Department of Total S.A., and in various other positions in the Total group, which he joined in 1985. Mr. Paszkiewicz holds a master’s degree in business administration from New York University and a master’s degree in finance from the Insitut d’Etudes Politiques in Paris, France.

Mr. Paszkiewicz brings significant international strategic and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the development of our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Paszkiewicz should serve as a director on our Board.

Mr. Julien Pouget has served as Senior Vice President of the Renewables division of Total S.A. since January 1, 2017. From 2014 to 2016, he served as a senior advisor to the President of France, initially responsible for industry, then industry and digital, and finally for the economy. His responsibilities during this time included the restructuring of the French nuclear industry. Prior to his service to the president, Mr. Pouget spent six years in various positions at Alstom Power, including as Vice President of the heat exchangers product line for France, Switzerland, and China, as Vice President and General Manager of Asian activities and as project leader and as head of engineering for the heat exchangers on the Flamanville 3 EPR nuclear plant in France. From 2001 to 2008, Mr. Pouget held various positions in the French Ministry of Industry, and at the state shareholding agency at the French Ministry for Finance and Economy. Mr. Pouget is a chief engineer of the prestigious French Corps de Mines and a graduate of the École Polytechnique.

Mr. Pouget brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry and in government gives him a valuable perspective on policy and the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Pouget should serve as a director on our Board.

Class III Directors with Terms Expiring in 2020

Name	Age	Position(s) with SunPower	Director Since
Helle Kristoffersen	53	Director	2016
Thomas McDaniel	68	Director	2009
Thomas Werner	58	Chief Executive Officer, Director and Chairman of the Board	2003

Ms. Helle Kristoffersen has served as Senior Vice President, Strategy and Corporate Affairs, of the Gas, Renewables, and Power segment for Total S.A. since September 2016. From January 2012 to August 2016, she was Senior Vice President, Strategy and Business Intelligence, at the group level of Total S.A. Prior to that, she served as Deputy Vice President of the same department since January 2011. In 1994, she joined Alcatel, where she spent 16 years and served in particular as Vice President, Corporate Strategy, of Alcatel and subsequently Alcatel-Lucent. She currently serves as a director of Orange and PSA Group (Peugeot). Ms. Kristoffersen served as a director of Valeo from 2007 to 2013. Ms. Kristoffersen is a graduate of the École Normale Supérieure and the Paris Graduate School of Economics, Statistics, and Finance (ENSAE). Ms. Kristoffersen also holds a master’s degree in econometrics from Université Paris 1.

Ms. Kristoffersen brings significant international strategic and business development experience to the Board. Her extensive experience in the energy and technology industries, including her service on the boards of directors of several international, publicly listed companies, gives her a valuable perspective on our role in the global marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Kristoffersen should serve as a director on our Board.

Mr. Thomas R. McDaniel was Executive Vice President, Chief Financial Officer, and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was Chairman, Chief Executive Officer, and President of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also Chief Executive Officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on our Board since February 2009. He is Chairman of the board of directors of Tendril, a smart grid, software-as-a-service company, and SemGroup, L.P., a midstream energy services company. Mr. McDaniel also served on the advisory board of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel formerly served on the board of directors of the Senior Care Action Network (SCAN) from 2000 to 2013, and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is also actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on our Board, Chairman of the Audit Committee, and Chairman of the Finance Committee.

Mr. Thomas H. Werner has served as our Chief Executive Officer and as a member of our Board since June 2003, and Chairman of the Board since May 2011. Before joining SunPower, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation, from 2001 to 2003. From 1998 to 2001, Mr. Werner served as Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co. Mr. Werner currently serves as a board member of Cree, Inc., a LED manufacturer, and the Silicon Valley Leadership Group. He served as a member of the board of directors of Silver Spring Networks, a provider of smart grid applications, from March 2009 to January 2018. He is also on the Board of Trustees of Marquette University. Mr. Werner holds a bachelor’s degree in industrial engineering from the University of Wisconsin–Madison, a bachelor’s degree in electrical engineering from Marquette University, and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership, technical, operational, and financial management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to our operations. Mr. Werner has demonstrated strong executive leadership skills through nearly 20 years of executive officer service with various companies and brings the most comprehensive view of our operational history over the past several years. Mr. Werner also brings to the Board leadership experience through his service on the board of directors for three other organizations, which gives him the ability to compare the way in which management and the boards operate within the companies he serves. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Werner should serve as a director on our Board and Chairman of the Board.

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class I directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS I DIRECTOR NOMINEES.

BOARD STRUCTURE

Determination of Independence

Our Board has determined that three of our nine directors, namely Ms. Lesjak and Messrs. McDaniel and Wood, each meet the standards for independence as defined by applicable listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. Our Board has also determined that Mr. Werner, our Chief Executive Officer and Chairman of the Board, and Ms. Kristoffersen and Messrs. Badoual, Larenaudie, Paszkiewicz and Pouget, as directors designated by our controlling stockholder Total Solar International SAS, formerly known as Total Energies Nouvelles Activités USA, SAS and Total Gas & Power USA, SAS, pursuant to our Affiliation Agreement with Total, are not “independent” as defined by applicable listing standards of The NASDAQ Stock Market. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist Mr. Werner, the Chairman of the Board and Chief Executive Officer, is in the best interest of our stockholders. Mr. Wood has served as the lead independent director of the Board since June 2012. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders.

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.

Board Meetings

Our Board held four regular, quarterly meetings, one annual meeting and five special meetings during fiscal 2017. During fiscal 2017, each director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her term. Our independent directors held four executive sessions during regular, quarterly meetings without management present during fiscal 2017.

Controlled Company, NASDAQ Listing Standards

Since the Tender Offer in June 2011 (including as of April 6, 2018), Total has owned greater than 50% of our outstanding voting securities and we are therefore considered a “controlled company” within the meaning of The NASDAQ Stock Market rules. As long as we remain a “controlled company,” we are exempt from the rules that would otherwise require that our Board be composed of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and The NASDAQ Stock Market rules that require that our Audit Committee be composed exclusively of independent directors.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board has established committees to ensure that we maintain strong corporate governance standards. Our Board has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. The charters of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are available on our website at http://investors.sunpower.com. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
François Badoual	—	—	—	Member
Helle Kristoffersen	—	Member	Member	—
Antoine Larenaudie	—	—	Member	—
Catherine Lesjak(I)	Member	—	Member	—
Thomas R. McDaniel(I)	Chair	Member	Chair	Member
Ladislas Paszkiewicz	—	—	—	Member
Julien Pouget	—	Member	—	—
Pat Wood III(I)(*)	Member	Chair	—	Chair
(I)	Indicates an independent director.
(*)	Indicates the lead independent director.

Audit Committee

Mr. McDaniel is the Chairman of the Audit Committee, appointed in June 2012. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of The NASDAQ Stock Market. Each member of the Audit Committee is financially literate and has the financial sophistication required by the applicable listing standards of The NASDAQ Stock Market. The Board has determined that each of Ms. Lesjak and Mr. McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to their professional experience. Mr. McDaniel’s and Ms. Lesjak’s relevant professional experience is described above under “Proposal One—Re-election of Class I Directors.” The Audit Committee held twelve meetings during fiscal 2017.

The purpose of the Audit Committee, pursuant to its charter, is, among other things, to:

•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;
•	assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications and independence; and (4) the performance of our internal audit function;
•	oversee management’s identification, evaluation and mitigation of major risks to our company;
•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board;
•	consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, provided that any approval of related party transactions may be made only by the disinterested members of the Audit Committee; and
•	oversee any waiver of the Code of Business Conduct and Ethics for directors and executive officers.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.

Compensation Committee

Mr. Wood is the Chairman of the Compensation Committee, appointed in November 2012. Two of the four members of the Compensation Committee, Messrs. McDaniel and Wood, are “independent” as defined by applicable listing standards of The NASDAQ Stock Market. Ms. Kristoffersen and Mr. Pouget were designated by Total to be on the Compensation Committee pursuant to our Affiliation Agreement with Total and are not “independent” as defined by applicable listing standards of The NASDAQ Stock Market. The Compensation Committee held seven meetings during fiscal 2017.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

•	the formulation, implementation, review and modification of the compensation of our directors and executive officers;
•	the preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of The NASDAQ Stock Market;
•	reviewing and discussing with management the Compensation Discussion and Analysis section of our annual proxy statement or Annual Report on Form 10-K;
•	oversight of our company compensation philosophy, which may be performance-based, to reward and retain employees based on achievement of goals; and
•	the administration of our equity incentive plans, including the SunPower Corporation 2015 Omnibus Incentive Plan.

We also have a Section 16/162(m) Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) and Rule 16b-3 of the Exchange Act, each as recommended by the Compensation Committee.

In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2017 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2017, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Mr. Wood is the Chairman of our Nominating and Corporate Governance Committee. Two of the four members of the Nominating and Corporate Governance Committee, Messrs. McDaniel and Wood, are “independent” as defined by applicable listing standards of The NASDAQ Stock Market. Messrs. Badoual and Paszkiewicz were designated by Total to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement with Total and are not “independent” as defined by applicable listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee held four meetings during fiscal 2017.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;
•	the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Nominating and Corporate Governance Committee deems appropriate; and
•	the development, maintenance and recommendation of a set of corporate governance principles applicable to us, and periodically reviewing such principles.

The Nominating and Corporate Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Corporate Governance Committee believes that the members of the Board should reflect a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight role.

The Nominating and Corporate Governance Committee believes the Board should be composed of persons with skills in areas such as:

•	relevant industries, especially solar products and services;
•	technology manufacturing;
•	sales and marketing;
•	leadership of large, complex organizations;
•	finance and accounting;
•	corporate governance and compliance;
•	strategic planning;
•	international business activities; and
•	human capital and compensation.

Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board take the following into account:

•	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or The NASDAQ Stock Market rules;
•	Candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;
•	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics;
•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would inure to our benefit;
•	Candidates shall be individuals of the highest character and integrity;
•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•	Candidates for the Audit and Compensation Committees should have the enhanced independence and financial literacy and expertise that may be required under law or The NASDAQ Stock Market rules;
•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	Candidates shall have the desire to represent the interests of all stockholders.

Finance Committee

Mr. McDaniel is the Chairman of the Finance Committee. Two of the four members of the Finance Committee, Ms. Lesjak and Mr. McDaniel, are “independent” as defined by applicable listing standards of The NASDAQ Stock Market. Ms. Kristoffersen and Mr. Larenaudie were designated by Total to be on the Finance Committee pursuant to our Affiliation Agreement with Total and are not “independent” as defined by applicable listing standards of The NASDAQ Stock Market. The Finance Committee held four meetings during fiscal 2017.

The Finance Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

•	The review, evaluation and approval of financing transactions, including credit facilities, structured finance, issuance of debt and equity securities in private and public transactions, sales of project assets or ownership therein to publicly traded entities in which we have an equity interest greater than 10% or their subsidiaries, and the repurchase of debt and equity securities (other than financing activity exceeding $50 million which requires the review and approval of the Board);
•	The review of our annual operating plan for recommendation to the Board, and the monitoring of capital spend as compared with the annual operating plan;
•	The review and recommendation to the Board of investments, acquisitions, divestitures and other corporate transactions; and
•	General oversight of our treasury activities, and the review, at least annually, of our counterparty credit risk and insurance programs.

CORPORATE GOVERNANCE

Stockholder Communications with Board of Directors

We provide a process by which stockholders may send communications to our Board, any committee of the Board, our non-management directors or any particular director. Stockholders can contact our non-management directors by sending such communications to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to our Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All of our directors are expected to attend the 2018 Annual Meeting, and all of our directors attended our annual meeting of stockholders held on April 27, 2017 (the “2017 Annual Meeting”).

Submission of Stockholder Proposals for the 2019 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals. Only stockholders meeting certain criteria outlined in our By-laws are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than the 120th day and not later than the 90th day before the first anniversary of the preceding year’s annual meeting, provided that in the event that an annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2019 annual meeting of stockholders must be submitted to us no earlier than January 17, 2019 and no later than February 16, 2019. If the date of the 2019 annual meeting is moved more than 25 days before or after the anniversary date of the 2018 annual meeting, the deadline will instead be the close of business on the 10th day following notice of the date of the 2019 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 16, 2019 for the 2019 annual meeting.

Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. In order to be included in our proxy materials for the 2019 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act the submission deadline for stockholder proposals is December 7, 2018. All written proposals must be received by our Corporate Secretary, at our corporate offices at 77 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2019 annual meeting of stockholders.

Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 77 Rio Robles, San Jose, California 95134. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

•	the name, age, business address, residence address, and record address of such nominee;
•	the principal occupation or employment of such nominee;
•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;
•	any information relating to the nominee that would be required to be disclosed in our proxy statement;
•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;
•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;
•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder's notice;
•	a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and
•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board will make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Corporate Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Corporate Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience. See “Board Structure—Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles

We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:

•	oversight responsibilities of the Board;
•	election and responsibilities of the lead independent director;
•	role of Board committees and assignment and rotation of members;
•	review of the Code of Business Conduct and Ethics and consideration of related party transactions;
•	independent directors meetings without management and with outside auditors;
•	Board’s access to employees;
•	annual review of Board member compensation;
•	membership criteria and selection of the Board;
•	annual review of Board performance;
•	director orientation and continuing education;
•	stock ownership guidelines for certain of our executive officers and directors;
•	annual review of performance and compensation of executive officers; and
•	succession planning for key executive officers.

Our Corporate Governance Principles are available on our website at http://investors.sunpower.com.

Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics, which was revised on October 26, 2017. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer and principal accounting officer) and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpower.com/corporate-governance.cfm under the link for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. If we amend our Code of Business Conduct and Ethics or grant a waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under our Corporate Governance Principles, the Audit Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.

Pursuant to our Corporate Governance Principles and our Audit Committee Charter, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers, and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related-party transactions that would be required to be disclosed under Item 404 of Regulation S-K, in compliance with the applicable NASDAQ Stock Market rules. A related-party transaction will only be approved if the Audit Committee determines that it is in our best interests. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on January 2, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Agreements with Total Solar International SAS and Total S.A.

Amended and Restated Credit Support Agreement

We and Total S.A. entered into an Amended and Restated Credit Support Agreement (the “Credit Support Agreement”) on June 29, 2016, which amended and restated the Credit Support Agreement dated April 28, 2011, by and between Total S.A. and us, as amended, which was entered into in connection with the Tender Offer.

Under the Credit Support Agreement, Total S.A. has agreed to enter into one or more guarantee agreements (each a “Guaranty”) with banks providing letter of credit facilities to us in support of certain of our businesses and for other permitted purposes. Total S.A. will guarantee the payment to the applicable issuing bank of our obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and us. At any time until December 31, 2018, we may request that Total S.A. provide a Guaranty in support of our payment obligations with respect to a letter of credit facility. Such letters of credit must be issued no later than December 31, 2018 and expire no later than March 31, 2020. Total S.A. is required to issue and enter into the Guaranty requested by us, subject to certain terms and conditions. In addition, Total S.A. will not be required to enter into the Guaranty if, after giving effect to our request for a Guaranty, the sum of (a) the aggregate amount available to be drawn under all guaranteed letter of credit facilities, (b) the amount of letters of credit available to be issued under any guaranteed facility, and (c) the aggregate amount of draws (including accrued but unpaid interest) on any letters of credit issued under any guaranteed facility that have not yet been reimbursed by us, would exceed $500 million in the aggregate. Such maximum amounts of credit support available to us can be reduced upon the occurrence of specified events.

In consideration for the commitments of Total S.A. pursuant to the Credit Support Agreement, we are required to pay Total S.A. a guaranty fee for each letter of credit that is the subject of a Guaranty under the Credit Support Agreement and was outstanding for all or part of the preceding calendar quarter, which fee (applied on a tiered basis) will be equal to: (x) the average daily amount of the undrawn amount outstanding on each guaranteed letter of credit plus any drawn amounts that have not been reimbursed by us or Total S.A., (y) multiplied by (1) 2.35% for letters of credit issued or extended if our leverage ratio (subject to reduction or increase consistent with the minimum leverage covenant set forth in the Revolving Credit Agreement among us, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as agent, and the lenders party thereto, as amended from time to time) (the “Leverage Ratio”) is less than or equal to 4.5 to 1.0; or (2) if the Leverage Ratio is greater than 4.5 to 1.0, 2.35% for letters of credit issued or extended for amounts less than $200 million; 4.50% for amounts greater than or equal to $200 million and less than $300 million; 6.50% for amounts greater than or equal to $300 million and less than $400 million; and 8.00% for amounts greater than or equal to $400 million and less than or equal to $500 million (z) multiplied by the number of days during such calendar quarter that such letter of credit was outstanding, divided by 365. As an example, if at the end of a fiscal quarter our leverage ratio is greater than 4.5 to 1.0 and we had $250 million in letters of credit outstanding during 50 days of the preceding calendar quarter, the guarantee fee would be equal to $0.95 million (($200 million * 2.35% + $50 million * 4.5%) * 50/365). In addition, we are required to pay Total S.A. a commitment fee equal to 0.50% times the average daily available facility amount for the preceding calendar quarter. We are also required to reimburse Total S.A. for payments made under any Guaranty and certain expenses of Total S.A., plus interest on both. In fiscal 2017, we incurred guaranty fees of approximately $6.3 million to Total S.A. under the Credit Support Agreement.

We have agreed to undertake certain actions, including, but not limited to, ensuring that our payment obligations to Total S.A. rank at least equal in right of payment with all of our other present and future indebtedness, other than certain permitted secured indebtedness. We have also agreed to refrain from taking certain actions, including refraining from making any dividend distributions so long as we have any outstanding repayment obligation to Total S.A. resulting from a draw on a guaranteed letter of credit.

The Credit Support Agreement will terminate following December 31, 2018, after the later of the satisfaction of all obligations thereunder and the termination or expiration of each Guaranty provided thereunder.

The Credit Support Agreement may not be assigned by us without the prior written consent of Total S.A. Total S.A., as the initial guarantor (but not any assignee of Total S.A.), may assign its rights and obligations under the Credit Support Agreement without our consent to an entity that is a Total S.A. subsidiary and which satisfies certain credit requirements. In connection with an assignment to an assignee that is rated lower than A/A2, Total S.A. would be required to either (a) pay to us an assignment fee equal to $10 million as of June 29, 2016 and reduced by $1 million at the beginning of each calendar quarter thereafter until reduced to zero or (b) agree to pay us a make-whole amount based on a calculation of the amount actually paid by us to banks that are party to letter of credit facilities (both guaranteed and non-guaranteed) and to lenders in revolving credit facilities permitted under the Credit Support Agreement in increased costs as a result of Total S.A.’s assignment of its rights and obligations under the Credit Support Agreement. Such make-whole amount would be payable on a quarterly basis from the assignment date through the termination date of the Credit Support Agreement.

Under the Credit Support Agreement, we have agreed to undertake certain actions, including, but not limited to, ensuring that our payment obligations to Total S.A. rank at least equal in right of payment with all of our other present and future indebtedness, other than certain permitted secured indebtedness. We also agreed to refrain from taking certain actions as detailed in the Credit Support Agreement, including (1) amending any agreements related to any guaranteed letter of credit facility, (2) granting any lien to secure indebtedness unless (a) an identical lien was granted to Total S.A. and (b) such other lien was at all times equal or subordinate to the priority of the lien granted to Total S.A. under (a), and (3) making any equity distributions.

Under the Credit Support Agreement, following a Trigger Event (as defined in the agreement and described below), and during its continuation, Total S.A. could elect not to enter into any additional Guarantees; declare all or any portion of the outstanding amounts owed by us to Total S.A. to be due and payable; direct banks that had provided guaranteed letter of credit facilities to stop all issuances of any additional letters of credit under such facilities; access and inspect our relevant financial records and other documents upon reasonable notice to us; and exercise all other rights it may have had under applicable law, provided that at its discretion, Total S.A. could also rescind such actions.

Each of the following events constitute a “Trigger Event”:

•	we default with respect to our reimbursement obligations to Total S.A. described above or any other payment obligation under the Credit Support Agreement that is 30 days overdue for which Total S.A. demands payment in writing;
•	any representation or warranty made by us in the Credit Support Agreement was false, incorrect, incomplete or misleading in any material respect when made and is not cured within 15 days after notice thereof by Total S.A.;
•	we fail, and continue to fail for 15 days, to observe or perform any material covenant, obligation, condition or agreement in the Credit Support Agreement;
•	we default in the observance or performance of any agreement, term or condition contained in a guaranteed letter of credit facility that would constitute an event of default or similar event thereunder (other than an obligation to pay any amount, the payment of which was guaranteed by Total S.A.), up to or beyond any grace period provided in such facility, unless waived by the applicable bank and Total S.A.;
•	we or any of our subsidiaries default in the observance or performance of any agreement, term or condition contained in any bond, debenture, note or other indebtedness such that the holders of such indebtedness could accelerate the payment of $25 million or more of such indebtedness; and
•	certain bankruptcy or insolvency events.

In addition to the Credit Support Agreement, we and Total S.A. entered into a letter agreement (the “Letter Agreement”) on May 8, 2017 to facilitate the issuance by Total S.A. of one or more guaranties of our payment obligations of up to $100 million (the “Support Amount”) under the Amended and Restated Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders party thereto. In consideration for the commitments of Total S.A. pursuant to the Letter Agreement, we are required to pay a guarantor commitment fee of 0.50% per annum for the unutilized Support Amount and a guaranty fee of 2.35% per annum of the outstanding guaranties. The maturity date of the Letter Agreement is August 26, 2019.

Affiliation Agreement

In connection with the Tender Offer, we and Total entered into an affiliation agreement (the “Affiliation Agreement”). The Affiliation Agreement was amended on June 7, 2011, December 12, 2011, February 28, 2012 and August 10, 2012. The Affiliation Agreement governs the relationship following the closing of the Tender Offer between SunPower, on the one hand, and Total S.A., Total, any other affiliate of Total S.A. and any member of a group of persons formed for the purpose of acquiring, holding, voting, disposing of or beneficially owning our voting stock of which Total S.A. or any of its affiliates is a member (the “Total Group”), on the other hand.

Standstill. Following the closing of the Tender Offer and during the Standstill Period (as defined below), Total, Total S.A., and the Total Group may not:

•	effect or seek, or announce any intention to effect or seek, any transaction that would result in the Total Group beneficially owning shares in excess of the Applicable Standstill Limit (as defined below), or take any action that would require us to make a public announcement regarding the foregoing;
•	request that (i) we, (ii) our Board members that are independent directors and not appointed to the Board by Total (the “Disinterested Directors”), or (iii) our officers or employees, amend or waive any of the standstill restrictions applicable to the Total Group described above; or
•	enter into any discussions with any third party regarding any of the foregoing.

In addition, no member of the Total Group may, among other things, solicit proxies relating to the election of directors to our Board without the prior approval of the Disinterested Directors.

The Total Group is, however, permitted to either (i) make and consummate a Total Tender Offer or (ii) propose and effect a Total Merger so long as, in each case, Total complies with certain advance notice and prior negotiation obligations, including providing written notice to us at least 120 days before commencing or proposing such Total Tender Offer or Total Merger and making its designees reasonably available for the purpose of negotiation with the Disinterested Directors concerning such Total Tender Offer or Total Merger.

The “Standstill Period” is the period beginning on the date of the Affiliation Agreement and ending on the earlier to occur of:

•	a change of control of our company;
•	the first time that the Total Group beneficially owns less than 15% of outstanding voting power of our company;
•	we or our Board take or fail to take certain of the actions described below under “—Events Requiring Stockholder Approval by Total” or fail to comply with certain of the covenants described below under “—Covenants of Total and SunPower” during the time when Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding under the Credit Support Agreement;
•	a tender offer for at least 50% of the outstanding voting power of our company is commenced by a third party after the time when Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding under the Credit Support Agreement; and
•	the termination of the Affiliation Agreement.

The “Applicable Standstill Limit” is 70% of the lower of (i) the then outstanding shares of our common stock or (ii) the then outstanding voting power of our company.

During the Standstill Period, the Total Group will not be in breach of its standstill obligations described above if any member of the Total Group holds beneficial ownership of shares of our common stock in excess of the Applicable Standstill Limit solely as a result of:

•	recapitalizations, repurchases or other actions taken by us or our controlled subsidiaries that have the effect of reducing the number of shares of our common stock then outstanding;
•	the issuance of shares of our common stock to Total in connection with the acquisition of Tenesol SA; or
•	the rights specified in any “poison pill” share purchase rights plan having separated from the shares of our common stock and a member of the Total Group having exercised such rights.

Transfer of Control. If any member or members of the Total Group seek to transfer, in one or a series of transactions, either (i) 40% or more of the outstanding shares of our common stock or (ii) 40% or more of the outstanding voting power of our company to a single person or group, then such transfer must be conditioned on, and may not be effected, unless the transferee either:

•	makes a tender offer to acquire 100% of the voting power of our company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group; or
•	proposes a merger providing for the acquisition of 100% of the voting power of our company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group.

Total’s Rights to Maintain. The Total Group has the following rights to maintain its ownership in us until (i) the first time that the Total Group owns less than 40% of the outstanding voting power of our company, or (ii) until the first time that Total transfers shares of our common stock to a person other than Total S.A. or a controlled subsidiary of Total S.A. and, as a result of such transfer, Total S.A. and its subsidiaries own less than 50% of the outstanding voting power of our company.

If we propose to issue new securities primarily for cash in a financing transaction, then Total has the right to purchase a portion of such new securities equal to its percentage ownership in us. Total can also elect to purchase our securities in open market transactions or through privately-negotiated transactions in an amount equal to its percentage ownership in connection with such issuance of new securities. If we propose to issue new securities in consideration for our purchase of a business or assets of a business, then Total has the right to purchase additional securities in the open market or through privately-negotiated transactions equal to its percentage ownership in us. Total has similar rights in the event that we issue or propose to issue (including pursuant to our equity plans or as the result of the conversion of our convertible securities) securities that, together with all other issuances of securities by us since the end of the preceding fiscal quarter aggregate to more than 1% of our fully diluted equity. Total has a nine-month grace period, subject to certain extensions to satisfy regulatory conditions, to acquire securities in the open market or through privately-negotiated transactions in connection with any of the securities issuances described above.

SunPower Board. The Affiliation Agreement provides that Total is entitled to designate nominees to our Board, subject to the maintenance of certain ownership thresholds described below. See “Proposal One” above for more details on our current Board membership.

So long as Total, together with the controlled subsidiaries of Total S.A., owns at least 10% of the outstanding voting power of our company, then our Board must use its reasonable best efforts to elect the directors designated by Total as follows:

•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 50% of the voting power of our company, Total will be entitled to designate five nominees to serve on our Board;
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 50% but not less than 40% of the voting power of our company, Total will be entitled to designate four nominees to serve on our Board;
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 40% but not less than 30% of the voting power of our company, Total will be entitled to designate three nominees to serve on our Board;

•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 30% but not less than 20% of the voting power of our company, Total will be entitled to designate two nominees to serve on our Board; and
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 20% but not less than 10% of the voting power of our company, Total will be entitled to designate one nominee to serve on our Board.

For as long as they are serving on our Board, the directors designated by Total will be allocated across the three classes that comprise our Board in a manner as equal as practicable.

Subject to the listing standards of The NASDAQ Stock Market, until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 30% of the outstanding voting power of our company:

•	the Audit Committee will be composed of three Disinterested Directors;
•	the Compensation Committee and the Nominating and Corporate Governance Committee will each be composed of two Disinterested Directors and two directors designated by Total; and
•	any other standing committee will be composed of two Disinterested Directors and two directors designated by Total.

Until the first time that Total, together with the controlled subsidiaries of Total S.A., own less than 10% of the outstanding voting power of our company, a representative of Total will, subject to certain exceptions, be permitted to attend all meetings of our Board or any committee thereof in a non-voting, observer capacity (other than any committee whose sole purpose is to consider a transaction for which there exists an actual conflict of interest between the Total Group, on the one hand, and us and any of our affiliates, on the other hand).

Events Requiring Specific Board Approval. At any time when Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of the outstanding voting power of our company, neither the Total Group nor we (or any of our affiliates) may effect any of the following without first obtaining the approval of a majority of the Disinterested Directors:

•	any amendment to our Certificate of Incorporation or By-laws;
•	any transaction that, in the reasonable judgment of the Disinterested Directors, involves an actual conflict of interest between the Total Group, on the one hand, and us and any of our affiliates, on the other hand;
•	the adoption of any shareholder rights plan or the amendment or failure to renew our existing shareholder rights plan;
•	except as provided above, the commencement of any tender offer or exchange offer by the Total Group for shares of our common stock or securities convertible into shares of our common stock, or the approval of a merger of us or any company that we control with a member of the Total Group;
•	any voluntary dissolution or liquidation of our company or any company that we control;
•	any voluntary bankruptcy filing by us or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of our company or any company that we control;
•	any delegation of all or a portion of the authority of our Board to any committee thereof;
•	any amendment, modification or waiver of any provision of the Affiliation Agreement;
•	any modification of, or action with respect to, director’s and officer’s insurance coverage; or
•	any reduction in the compensation of the Disinterested Directors.

Events Requiring Supermajority Board Approval. At any time when Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of the outstanding voting power of our company, neither Total nor we (nor any of Total’s or our affiliates, respectively) may, without first obtaining the approval of two-thirds of our directors (including at least one Disinterested Director), effect any approval or adoption of our annual operating plan or budget that has the effect of reducing the planned letter of credit utilization in any given year by more than 10% below the applicable maximum letter of credit amount in the Credit Support Agreement.

Events Requiring Stockholder Approval by Total. Until the first time that Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding pursuant to the Credit Support Agreement and, thereafter, for so long as (1) any loans by Total S.A. to us remain outstanding, (2) any guarantees by Total S.A. of any of our indebtedness remain outstanding, or (3) any other continuing obligation of Total S.A. to or for the benefit of us remain outstanding (“Total Stockholder Approval Period”), neither we (including any of our controlled subsidiaries) nor our Board may effect any of the following without first obtaining the approval of Total:

•	any amendment to our Certificate of Incorporation or By-laws;
•	any transaction pursuant to which we or any company that we control acquires or otherwise obtains the ownership or exclusive use of any business, property or assets of a third party if as of the date of the consummation of such transaction the aggregate net present value of the consideration paid or to be paid exceeds the lower of (i) 15% of our then-consolidated total assets or (ii) 15% of our market capitalization;
•	any transaction pursuant to which a third party obtains ownership or exclusive use of any of our business, property or assets or those of any company that we control if as of the date of the consummation of such transaction the aggregate net present value of the consideration received or to be received exceeds the lower of (i) 10% of our then-consolidated total assets or (ii) 10% of our market capitalization;
•	the adoption of any shareholder rights plan or certain changes to our existing shareholder rights plan;
•	except for the incurrence of certain permitted indebtedness, the incurrence of additional indebtedness in excess of the difference, if any, of 3.5 times our LTM EBITDA (as defined in the Affiliation Agreement) less our Outstanding Gross Debt (as defined in the Affiliation Agreement);
•	subject to certain exceptions, any voluntary dissolution or liquidation of our company or any company that we control;
•	any voluntary bankruptcy filing by us or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of our company or any company that we control; or
•	any repurchase of our common stock.

Certain Matters Related to SunPower’s Shareholder Rights Plan. Until the Total Group beneficially owns less than 15% of the outstanding voting power of our company, neither we nor our Board is permitted to adopt any shareholder rights plan or make certain changes to our existing shareholder rights plan without the approval of Total.

Covenants of Total and SunPower. In order to effect the transactions contemplated by the Affiliation Agreement, each of Total and we have committed to taking certain actions. With respect to us, such actions include:

•	amending our By-laws to provide that the Total Group may call a special meeting of stockholders in certain circumstances;
•	taking certain actions to exculpate Total S.A., Total, any controlled subsidiary of Total S.A. and those of our directors designated by Total from corporate opportunities, to the fullest extent permitted by applicable law;
•	taking certain actions to render Delaware’s business combination statute inapplicable to the Total Group and certain future transferees of the Total Group;
•	making certain amendments to our shareholder rights plan, including excluding the Total Group from the definition of “Acquiring Person” under such plan;
•	renewing our existing shareholder rights plan so long as the Total Group beneficially owns at least 15% of our outstanding voting power; and
•	providing Total with certain of our financial information from time to time.

Termination. The Affiliation Agreement generally terminates upon the earlier to occur of (i) Total, together with the controlled subsidiaries of Total S.A., owning less than 10% of the outstanding voting power of our company or (ii) Total, together with the controlled subsidiaries of Total S.A., owning 100% of the outstanding voting power of our company.

Affiliation Agreement Guaranty

Total S.A. entered into a guaranty (the “Affiliation Agreement Guaranty”) in connection with the Tender Offer and entry into the Affiliation Agreement, pursuant to which Total S.A. unconditionally guarantees the full and prompt payment of Total S.A.’s, Total’s and each Total S.A. controlled company’s payment obligations under the Affiliation Agreement and the full and prompt performance of their respective representations, warranties, covenants, duties and agreements contained in the Affiliation Agreement.

Research & Collaboration Agreement

In connection with the Tender Offer, we and Total entered into a Research & Collaboration Agreement (the “R&D Agreement”) that establishes a framework under which the parties engage in long-term research and development collaboration (the “R&D Collaboration”). The R&D Collaboration encompasses a number of different projects (“R&D Projects”), with a focus on advancing our technology position in the crystalline silicon domain, as well as ensuring our industrial competitiveness.

The R&D Agreement contemplates a joint committee (the “R&D Strategic Committee”) to identify, plan and manage the R&D Collaboration. Due to the impracticability of anticipating and establishing all of the legal and business terms that would be applicable to the R&D Collaboration or to each R&D Project, the R&D Agreement sets forth broad principles applicable to the parties’ potential R&D Collaboration, and the R&D Strategic Committee establishes the particular terms governing each particular R&D Project consistent with the terms set forth in the R&D Agreement. In fiscal 2017, Total contributed $0.1 million to us under the R&D Agreement.

Registration Rights Agreement

In connection with the Tender Offer, we and Total entered into a customary registration rights agreement (the “Registration Rights Agreement”) related to Total’s ownership of shares of our common stock. The Registration Rights Agreement provides Total with shelf registration rights, subject to certain customary exceptions, and up to two demand registration rights in any 12-month period, also subject to certain customary exceptions. Total also has certain rights to participate in any registrations of securities that we initiate. We will generally pay all costs and expenses we incur and that Total incurs in connection with any shelf or demand registration (other than selling expenses incurred by Total). We and Total have also agreed to certain indemnification rights under the Registration Rights Agreement. The Registration Rights Agreement terminates on the first date on which: (i) the shares held by Total constitute less than 5% of our then-outstanding common stock; (ii) all of our securities held by Total may be immediately resold pursuant to Rule 144 promulgated under the Exchange Act during any 90-day period without any volume limitation or other restriction; or (iii) we cease to be subject to the reporting requirements of the Exchange Act.

The Registration Rights Agreement was amended on May 29, 2013, in connection with the issuance of our 0.75% Senior Convertible Debentures due 2018, to provide that convertible debentures and our common stock underlying such debentures are “registrable securities” within the meaning of the Registration Rights Agreement.

Stockholder Rights Plan

On April 28, 2011, before the execution of the Tender Offer Agreement, we entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated August 12, 2008, by and between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in order to, among other things, render the rights therein inapplicable to each of: (i) the approval, execution or delivery of the Tender Offer Agreement; (ii) the commencement or consummation of the Tender Offer; (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements; and (iv) the public or other announcement of any of the foregoing.

On June 14, 2011, we entered into a second amendment to the Rights Agreement (the “Second Rights Agreement Amendment”), in order to, among other things, exempt Total, Total S.A. and certain of their affiliates and certain members of a group of which they may become members from the definition of “Acquiring Person” thereunder, such that the rights issuable pursuant to the Rights Agreement will not become issuable in connection with the completion of the Tender Offer.

By-laws Amendment

On June 14, 2011, our Board approved amendments of our By-laws as required under the Affiliation Agreement. The amendments: (i) allow any member of the Total Group to call a meeting of stockholders for the sole purpose of considering and voting on a proposal to effect a Total Merger or a Transferee Merger (as defined in the Affiliation Agreement); (ii) provide that the number of directors of our Board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of our entire Board at any regular or special meeting; and (iii) require, before the termination of the Affiliation Agreement, the approval of a majority of our independent directors to amend our By-laws so long as Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of our voting securities as well as require, before the termination of the Affiliation Agreement, Total’s written consent during the Total Stockholder Approval Period to amend the By-laws. In November 2011, our By-laws were amended to remove restrictions prohibiting stockholder consents in writing. On November 3, 2017, our By-laws were amended to provide that the designation of the office of president is not mandatory, in addition to effecting certain other minor clarifying changes for purposes of administrative ease and alignment with our current organization.

The Credit Support Agreement, Letter Agreement, Affiliation Agreement, Affiliation Agreement Guaranty, Research and Collaboration Agreement, Registration Rights Agreement, Rights Agreement Amendment, Second Rights Agreement Amendment and By-Law amendments, and amendments thereto, as described above, are attached to, and more fully described in, our Forms 8-K as filed with the SEC on May 2, 2011, June 7, 2011, June 15, 2011, December 23, 2011, May 9, 2017, and November 7, 2017, our Solicitation/Recommendation Statement on Form 14D-9 filed with the SEC on May 3, 2011, and our Forms 10-Q as filed with the SEC on November 2, 2012 and August 10, 2016.

Upfront Warrant

On February 28, 2012, we issued to Total a warrant (the “Upfront Warrant”) that is exercisable to purchase 9,531,677 shares of our common stock at an exercise price of $7.8685 per share, subject to adjustment for customary anti-dilution and other events. The Upfront Warrant, which is governed by a Private Placement Agreement, dated December 23, 2011, and a Compensation and Funding Agreement, dated February 28, 2012, as amended, is exercisable at any time for seven years after its issuance, provided that, so long as at least $25 million in aggregate of our convertible debt remains outstanding, such exercise will not cause “any person,” including Total S.A., to, directly or indirectly, including through one or more wholly owned subsidiaries, become the “beneficial owner” (as such terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 74.99% of the voting power of our common stock at such time, a circumstance which would trigger the repurchase or conversion of our existing convertible debt.

Sale of 0.75% Debentures Due 2018

In May 2013, we issued $300 million in aggregate principal amount of our 0.75% senior convertible debentures due 2018 (the “2018 Debentures”) in a private offering. $200 million in aggregate principal amount of the 2018 Debentures were sold to Total by the initial purchasers of the 2018 Debentures. The 2018 Debentures are convertible into shares of our common stock at any time based on an initial conversion rate of 40.0871 shares of common stock per $1,000 principal amount of 2018 Debentures (which is equivalent to an initial conversion price of approximately $24.95 per share of our common stock), subject to adjustment under certain circumstances. The holders of the 2018 Debentures may require us to repurchase their 2018 Debentures under certain circumstances. The 2018 Debentures are subject to redemption at our option under certain circumstances.

Sale of 0.875% Debentures Due 2021

In June 2014, we issued $400 million in aggregate principal amount of our 0.875% senior convertible debentures due 2021 (the “2021 Debentures”) in a private offering. $250 million in aggregate principal amount of the 2021 Debentures were sold to Total by the initial purchasers of the 2021 Debentures. The 2021 Debentures are convertible into shares of our common stock at any time based on an initial conversion rate of 20.5071 shares of common stock per $1,000 principal amount of 2021 Debentures (which is equivalent to an initial conversion price of approximately $48.76 per share of our common stock), subject to adjustment under certain circumstances. The holders of the 2021 Debentures may require us to repurchase their 2021 Debentures under certain circumstances. The 2021 Debentures are subject to redemption at our option under certain circumstances.

Sale of 4.00% Debentures Due 2023

In December 2015, we issued $425 million in aggregate principal amount of our 4.00% Senior Convertible Debentures due 2023 (the “2023 Debentures”) in a private offering. $100 million in aggregate principal amount of the 2023 Debentures were sold to Total by the initial purchasers of the 2023 Debentures. The 2023 Debentures are convertible into shares of our common stock at any time based on an initial conversion rate of 32.7568 shares of common stock per $1,000 principal amount of 2023 Debentures (which is equivalent to an initial conversion price of approximately $30.53 per share of our common stock), subject to adjustment under certain circumstances. The holders of the 2023 Debentures may require us to repurchase their 2023 Debentures under certain circumstances. The 2023 Debentures are subject to redemption at our option under certain circumstances.

Project Co-Development

In the ordinary course of our business, from time to time we enter into agreements with Total or its affiliates in connection with certain of our international project co-development initiatives, whereby SunPower and Total split the associated costs. In fiscal 2017, such total project co-development costs were approximately $1.0 million. During the fourth quarter of fiscal 2017, we sold our remaining noncontrolling interests in a co-development project entity to Total, for which we received payment from Total in the amount of $6.0 million.

During the first quarter of fiscal 2017, in connection with a co-development project between us and Total, Total made a $0.5 million payment to us in exchange for our ownership interest in the co-development project.

During the first quarter of fiscal 2018, we made a $0.5 million payment to Total for development services and external expenses in connection with certain co-development projects in Mexico. The projects are expected to be sold to a third-party purchaser.

EPC, O&M Services and Components Agreements

In the ordinary course of our business, from time to time we enter into various engineering, procurement and construction (“EPC”) services, operations and maintenance services (“O&M services”) and component sales agreements relating to solar projects, including EPC services, O&M services and component sales agreements relating to projects owned or partially owned by Total or its affiliates. In fiscal 2017, we received an aggregate of approximately $43.0 million from Total and its affiliates under EPC services, O&M services and component sales agreements in respect of projects in which Total has a direct or indirect material interest.

On November 9, 2016, we and Total executed a four-year, up to 200-MW supply agreement to support the solarization of Total facilities around the world. This agreement, which was amended and restated in March 2017 with changes not material to us, covers the supply of 150 MW of E-series panels with an option to purchase up to another 50 MW of P-Series panels. As of December 31, 2017, the Company had received $81.6 million in advance payments from Total, of which $12.7 million was classified as short-term in the Company’s consolidated balance sheets, based on projected shipment dates. The prepayment is secured by certain of our assets located in the United States and in Mexico.

On March 19, 2018, we and Total, each through certain of our affiliates, executed an agreement whereby we agreed to sell 3.42 MW of photovoltaic modules to Total for a development project in Chile. This agreement provided for payment from Total in the amount of approximately $1.3 million, 10% of which was paid upon execution of the agreement.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;
•	the integrity of our financial statements;
•	our internal controls;
•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;
•	the independent registered public accounting firm’s appointment, qualifications and independence; and
•	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2017 with our management.
(2)	The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
(3)	The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its Chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its Chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to our Board of Directors, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Thomas R. McDaniel, Chair
Catherine A. Lesjak
Pat Wood III

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2017. The table does not include Mr. Werner, who did not receive separate compensation for his service on the Board.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Total ($)
Total-designated members of the Board(3)	—	—	—
Catherine Lesjak	100,000	300,016	400,016
Thomas R. McDaniel	100,000	300,016	400,016
Pat Wood III	125,000	300,016	425,016
(1)	The amounts reported in this column represent the aggregate cash retainers received by the non-employee directors for fiscal 2017, but do not include amounts reimbursed to the non-employee directors for expenses incurred in connection with attending Board and committee meetings.
(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) Accounting Standards Codification (“ASC”) Topic 718 for restricted stock units granted to our non-employee directors in fiscal 2017, as further described below. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (please note that some amounts reported may not add up exactly due to rounding on an award-by-award basis):
Non-Employee Director	Grant Date	Restricted Stock Units (#)	Grant Date Fair Value ($)
Catherine Lesjak	2/13/17	10,505	$75,006
	5/11/2017	10,108	$75,001
	8/11/2017	8,065	$75,005
	11/13/2017	8,651	$75,004
Thomas R. McDaniel	2/13/17	10,505	$75,006
	5/11/2017	10,108	$75,001
	8/11/2017	8,065	$75,005
	11/13/2017	8,651	$75,004
Pat Wood III	2/13/17	10,505	$75,006
	5/11/2017	10,108	$75,001
	8/11/2017	8,065	$75,005
	11/13/2017	8,651	$75,004
(3)	Messrs. Badoual and Larenaudie joined our Board on November 3, 2017. Messrs. Lauré and Wolffsheim resigned from our Board on October 31, 2017.
(4)	As of December 31, 2017, no other non-employee directors held stock awards and no non-employee directors held stock options.

2017 Director Compensation Program

Our outside director compensation policy provides for the compensation set forth below for our non-employee directors, other than the Total-nominated directors:

•	an annual fee of $400,000 ($100,000 quarterly) for our non-employee directors (other than the Chairman of the Board) for service on our Board and on Board committees;
•	if our Chairman is an independent director, an annual fee of $450,000 ($112,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and
•	an additional annual fee of $25,000 ($6,250 quarterly) to the lead independent director.

Our policy provides that these annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. Any fees payable to the Chairman of the Board are paid in the form of restricted stock units. The other fees are paid on a quarterly basis, 25% in cash on or about the date of the quarterly Board meeting and 75% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day).

Any fractional shares resulting from this calculation are rounded up to a full share. The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Werner is our Chief Executive Officer, he is not separately compensated for his service as Chairman of the Board. Similarly, because each of our Total-nominated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.

Stock Ownership Guidelines

In 2015, we adopted stock ownership guidelines for our Chief Executive Officer, certain executive officers, and non-employee directors. Under the guidelines and subject to certain exceptions, non-employee directors are expected to own shares of our common stock that have a value equal to five times the annual cash retainer they receive for serving on our Board, with ownership measured at the end of each calendar year. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Each non-employee director is expected to maintain ownership at or above the threshold applicable to them beginning the later of December 31, 2020 or five years after first becoming subject to the guidelines.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections for additional details about our executive compensation programs, including information about the fiscal 2017 compensation of our named executive officers.

2017 Compensation Features. Our compensation programs are intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the objective of increasing stockholder value. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Among the program features incorporated by the Compensation Committee in fiscal 2017 to implement the executive compensation philosophy stated above are the following:

•	Non-GAAP revenue, adjusted EBITDA, and cash and cash equivalents metrics[1] and corresponding performance targets, along with corporate milestone performance targets and individual modifiers assigned based on individual performance, determined the actual payouts under our performance-based cash bonus programs (specifically, the 2017 Corporate Annual Bonus Program and the Executive Semi-Annual Incentive Bonus Plan) for our named executive officers.
•	Long-term incentives in the form of time- and performance-based restricted stock units comprised a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over four years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets and also generally vest over a four-year period.
•	Earning performance-based restricted stock units depends on the achievement of performance targets corresponding to our non-GAAP revenue, adjusted EBITDA, and cash and cash equivalents metrics, as well as other individualized metrics (in the case of certain of our executive officers).
•	Individual performance was also measured for each half of the fiscal year based on each named executive officer’s achievement of his or her personal Key Results, which support our corporate, strategic, and operational milestones, as well as other individual performance factors, as evaluated by our Chief Executive Officer (or, in the case of our Chief Executive Officer, by the Board) in connection with the assignment of an individual modifier to each named executive officer.
•	Our change of control severance agreements do not entitle our named executive officers to payment without termination of employment following a change of control (a “double trigger”).

Our financial and operational performance was the key factor in the compensation decisions and outcomes for fiscal 2017, as further described in “Compensation Discussion and Analysis” and “Executive Compensation.” One of the core tenets of our executive compensation philosophy is our emphasis on performance pay. As highlighted in the

1	Non-GAAP revenue and adjusted EBITDA (defined as net income before income taxes, interest income, depreciation, and amortization) are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below.

Compensation Components chart in “Compensation Discussion and Analysis,” in fiscal 2017, a large portion of our named executive officers’ target compensation (92% for our Chief Executive Officer and averaging 74% for our other named executive officers) consisted of annual and semi-annual incentive bonus programs and long-term equity incentives.

The Compensation Committee believes that our executive compensation programs, executive officer pay levels, and individual pay actions approved for our executive officers, including our named executive officers, are directly aligned with our executive compensation philosophy and fully support its goals. In fiscal 2017: (i) performance with respect to our annual revenue metric exceeded the minimum performance level but fell short of the target performance level, (ii) performance with respect to our adjusted EBITDA metric and cash and cash equivalents metric exceeded the relevant target performance levels but did not reach the maximums, and (iii) the Compensation Committee exercised its negative discretion to adjust the results for certain non-recurring accounting charges, which, combined, resulted in regular performance-based restricted stock awards granted to our named executive officers being earned at 100% of the target level, and additional performance-based restricted stock awards granted to our chief executive officer being earned at approximately the target level. Our corporate performance in fiscal 2017 also resulted in aggregate cash bonus awards under our performance-based cash bonus programs at approximately the target level.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific compensation item, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that, on an advisory basis, the compensation of SunPower's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in SunPower's proxy statement for the Annual Meeting, is hereby APPROVED.”

Vote Required

The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board, our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC ON A NON-BINDING, ADVISORY BASIS.

EXECUTIVE OFFICERS

Biographical information for our executive officers, other than Mr. Werner, is listed below. Biographical information for Mr. Werner, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal One—Re-election of Class I Directors.”

Name	Age	Position
Charles D. Boynton	50	Executive Vice President and Chief Financial Officer
Kenneth L. Mahaffey	49	Executive Vice President and General Counsel
William P. Mulligan III	57	Executive Vice President, Global Operations
Douglas J. Richards	59	Executive Vice President, Administration

Mr. Charles D. Boynton has served as our Executive Vice President and Chief Financial Officer since March 2012, and has led our global power plants business unit since August 2017. From October 2016 to March 2018, he also served as our Principal Accounting Officer. In March 2012, Mr. Boynton served as our Acting Financial Officer. From June 2010 to March 2012, he served as our Vice President, Finance and Corporate Development, where he drove strategic investments, joint ventures, mergers and acquisitions, field finance and finance, planning and analysis. Mr. Boynton has also served as the Chairman and Chief Executive Officer of 8point3 General Partner LLC, the general partner of 8point3 Energy Partners LP, since March 2015. Before joining SunPower in June 2010, Mr. Boynton was the Chief Financial Officer for ServiceSource, LLC from April 2008 to June 2010. From March 2004 to April 2008, he served as the Chief Financial Officer at Intelliden. Earlier in his career, Mr. Boynton held key financial positions at Commerce One, Inc., Kraft Foods, Inc., and Grant Thornton, LLP. He is a member of the board of trustees of the San Jose Technology Museum of Innovation and has served as Chairman and Chief Executive Officer of 8Point3 Energy Partners LP since June 2015. Mr. Boynton was a certified public accountant, State of Illinois, and a Member FEI, Silicon Valley Chapter. Mr. Boynton earned his master’s degree in business administration at Northwestern University and his Bachelor of Science degree in business from Indiana University.

Mr. Kenneth L. Mahaffey has served as our Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary since February 2018. From November 2016 to February 2018, he served as our Executive Vice President, General Counsel, and Corporate Secretary. Mr. Mahaffey previously served as our Vice President, General Counsel, Global Business Units, from January 2007 to October 2016. From September 2006 to January 2007, he served as Associate General Counsel of PowerLight Corporation, a solar system integration company that we acquired in January 2007 and subsequently renamed SunPower Corporation, Systems. Before PowerLight, Mr. Mahaffey was in private practice from 1995 to 2006. Mr. Mahaffey has a Bachelor of Arts degree from University of California, San Diego, and a Juris Doctor degree from McGeorge School of Law, University of the Pacific.

Dr. William P. Mulligan III has served as our Executive Vice President, Global Operations, since February 2017, responsible for leading our global operations and worldwide materials sourcing. Dr. Mulligan originally joined SunPower in 1998 and worked for more than 12 years as Vice President of research and development, where he led the development of our PV cell technology and the world’s highest efficiency commercial solar panel. He left SunPower in 2010, but returned four years later with our acquisition of SolarBridge, where he was serving as President and Chief Executive Officer. Most recently, he was SunPower’s Vice President, Upstream Strategy. He also serves on the board of directors of Dongfang Huansheng Photovoltaic (Jiangsu) Co., Ltd., our manufacturing joint venture in China. Dr. Mulligan has more than 30 years of solar and microelectronics industry experience, and prior to SunPower served in various engineering and management positions at JX Crystals, Inc., the National Renewable Energy Laboratory, AstroPower, and Fairchild/National Semiconductor. Dr. Mulligan received dual undergraduate degrees in chemistry and history from the University of Washington, a master’s of science in chemical engineering from the University of Michigan, and his doctorate in materials science from the Colorado School of Mines. He holds 10 patents and has authored more than 30 publications related to solar energy.

Mr. Douglas J. Richards has served as our Executive Vice President, Administration, since November 2011. From April 2010 to October 2011, Mr. Richards served as our Executive Vice President, Human Resources and Corporate Services. From September 2007 to March 2010, Mr. Richards served as our Vice President, Human Resources and Corporate Services. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets. Before BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and five years at Apple Computer, Inc. in various management positions. Mr. Richards graduated from California State University, Chico, with a Bachelor of Arts degree in public administration.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to our named executive officers during the fiscal year ended December 31, 2017. Our named executive officers, as set forth in the following table, were our Chief Executive Officer, our Chief Financial Officer, and the next three most highly-compensated executive officers serving as of December 31, 2017.

Name	Title
Thomas H. Werner	Chief Executive Officer
Charles D. Boynton	Executive Vice President and Chief Financial Officer
Kenneth L. Mahaffey	Executive Vice President and General Counsel
William P. Mulligan III	Executive Vice President, Operations
Douglas J. Richards	Executive Vice President, Administration

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the ultimate objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers varies based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance (see the “2017 Compensation Components” chart below).

In fiscal 2017, we continued a significant restructuring as a response to market challenges, which impacted our financial and operational results for fiscal 2017:

•	We achieved $2.1 billion in non-GAAP revenue and Adjusted EBITDA of $191.5 million (a GAAP net loss of $0.25 per diluted share), and ended the year with $435 million in cash and cash equivalents in fiscal 2017[2], exceeding our performance targets for Adjusted EBITDA and cash and cash equivalents, but falling short of our revenue target performance level.
•	We continued a major restructuring undertaken at the end of fiscal 2016, scaling back our power plants approach and realigning our development business to focus on core markets.
•	We completed construction of a 28-MW solar power system at Vandenberg Air Force Base in California, completed and sold the 110-MW El Pelicano project in Chile, and an 8.79-MW solar system at Toyota Motor North America’s 100-acre headquarters in Texas, and we were awarded 510 MW (more than any other solar panel brand) in the first two rounds of France’s CRE tender process.
•	Our residential MW deployments grew more than 25% in fiscal 2017, and we introduced EDDiE™, our next-generation digital sales tool and design engine, and saw increasing adoption by our dealers.
•	We achieved record performance in our existing manufacturing facilities, continued the ramp of our P-Series product in Mexico, ramped P-Series production at our manufacturing joint venture facility in China, and launched a new pilot line in Silicon Valley for our next generation cell and module technology.
•	We ended the year with a commercial project pipeline of over $2.5 billion.
2	To supplement its consolidated financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below in the section entitled “Use of Non-GAAP Financial Measures”. The specific non-GAAP measures used are non-GAAP revenue and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP revenue includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, and sale-leaseback transactions, each as described below in “Use of Non-GAAP Financial Measures.” In addition to the same adjustments as non-GAAP revenue, Adjusted EBITDA includes adjustments relating to above-market polysilicon, stock-based compensation, amortization of intangible assets, depreciation of idle equipment, non-cash interest expense, arbitration ruling, goodwill impairment, restructuring expense, IPO-related costs, cash interest expense (net of interest income), provision for (benefit from) income taxes, depreciation, the tax effect of these non-GAAP adjustments, and other items, each as described below in “Use of Non-GAAP Financial Measures.” Cash and cash equivalents are as measured on the Company’s balance sheet as of the end of the fiscal year.

•	We successfully launched our SunPower Solutions business line, and began offering the fully-integrated SunPower® Oasis® Power Plant platform directly to solar power plant developers and engineering, procurement and construction providers, ending the year with bookings of more than 600 MW.

For fiscal 2017, our financial performance and the difficult market environment we faced were the key factors in the compensation decisions and outcomes for the year. In fiscal 2017, the highlights of our named executive officer compensation program were as follows:

•	Our annual bonus program incorporated financial metrics that we believe align our compensation practices with our business goals and, correspondingly, align executives’ interests with stockholders’ interests. Achievement of performance targets related to our revenue, adjusted EBITDA, and cash and cash equivalents, along with achievement of our corporate milestone performance targets and individual modifiers assigned based on individual performance determined the actual payouts under our performance-based cash bonus programs (specifically, the 2017 Corporate Annual Bonus Program and the Amended and Restated Executive Semi-Annual Incentive Bonus Plan, which we refer to as our Executive Semi-Annual Plan) for our named executive officers. Our corporate performance in fiscal 2017 resulted in aggregate cash bonus awards under these programs at approximately the target level. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Non-Equity Incentive Plan Compensation.”
•	Long-term incentives in the form of time- and performance-based restricted stock units comprised more than 50% of each named executive officer’s compensation and were linked to the long-term performance of our stock. Restricted stock units generally vest over three or four years. Performance-based restricted stock units were earned only after the achievement of corporate performance targets and, to the extent earned, generally vest over a three- or four-year period.
•	Certain performance-based restricted stock units granted in 2017 to each of our named executive officers were only earned if we achieved performance targets set in respect of our revenue, Adjusted EBITDA, and cash and cash equivalent metrics. Performance with respect to the revenue target exceeded the minimum performance level but fell short of the target performance level, and performance with respect to the Adjusted EBITDA and cash and cash equivalents targets exceeded the relevant target performance levels but fell short of the maximum, and the Compensation Committee exercised its negative discretion to adjust the results for certain non-recurring accounting charges, which resulted in 100% of these equity awards being earned. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Equity Incentive Plan Compensation.”
•	Additional performance-based restricted stock units granted in 2017 to Mr. Werner were only earned if we achieved performance targets set in respect of other specified metrics relating to other strategic goals. Those awards, as well as performance metrics, and achievement levels with respect to all such awards, are further described below in “Executive Compensation—Equity Incentive Plan Compensation.”
•	Effective August 1, 2016, at Mr. Werner’s request in light of difficult market conditions and to set an example for cost reduction across the organization, Mr. Werner’s salary was reduced to $1, net of benefit costs, for the remainder of fiscal 2016. Also at Mr. Werner’s request in light of continuing difficult market conditions, his reduced salary was continued through the first fiscal quarter of 2017.
•	In fiscal 2017, we raised Mr. Werner’s salary from $1, net of benefit costs, to its pre-2016 level of $600,000, effective April 1, 2017. We did not raise the salary of any of our other named executive officers.
•	Our change of control severance agreements entitle our named executive officers to severance benefits only in connection with termination of employment following a change of control.

In fiscal 2017, a significant majority of our named executive officers’ target compensation (90% for our Chief Executive Officer, before taking into account his salary reduction, and averaging 74% for our other named executive officers) consisted of semi-annual and annual bonus programs and long-term equity incentives.

At our 2017 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our Say-on-Pay vote. In addition, our stockholders voted, on an advisory basis, as to the frequency of future Say-on-Pay votes. The greatest number of votes were cast in favor of holding an advisory vote every year, which was also the frequency recommended to the stockholders by our Board of Directors, and accordingly we will continue to hold a Say-on-Pay vote every year until the next required vote on the frequency of Say-on-Pay. Our Compensation Committee considered the results of the Say-on-Pay vote (which received 90.0% approval of the votes cast) at its meetings after the Say-on-Pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the Say-on-Pay vote in 2017, our Compensation Committee decided to maintain the general framework of our fiscal 2016 compensation policies and programs for our named executive officers in fiscal 2017, with certain modifications, as it believed such programs continued to be in the best interest of our stockholders.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosure appearing in “Executive Compensation” below.

General Philosophy and Objectives

In fiscal 2017, we continued to operate a compensation program designed primarily to reward our named executive officers based on our financial performance and the achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program continued to be based on the following principal goals:

•	aligning executive compensation with business objectives and performance;
•	enabling us to attract, retain, and reward executive officers who contribute to our long-term success; and
•	providing long-term incentives to executives to work to maximize stockholder value.

In order to implement our philosophy, the Compensation Committee has a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant, as described below.

The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific corporate and financial goals, with the ultimate objective of increasing stockholder value. In addition, we believe the mix of base salary, performance-based cash awards, and time-based and performance-based equity awards provides proper incentives without encouraging excessive risk taking. We believe that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Compensation Setting Process

The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of The NASDAQ Stock Market, our Compensation Committee is composed of two independent directors and two directors designated by our controlling stockholder, Total. We also have a Section 16/162(m) Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Section 162(m) of the Code and Rule 16b-3 of the Exchange Act. The Compensation Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. The Compensation Committee offered our named executive officers total target compensation opportunities ranging from the 25th percentile to the 75th percentile of our peer group of companies (as further described below) during fiscal 2017. In general, the Compensation Committee’s philosophy is to set total target compensation between the 50th percentile and 75th percentile of our peer group; certain exceptions in fiscal 2017 are detailed in “Benchmarking” below. When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, our performance, our business plan and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance-based equity awards and performance targets under our 2017 Annual Bonus Programs and Executive Semi-Annual Bonus Plan to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects, or accepts as modified, management’s various recommendations regarding compensation for the named executive officers other than our Chief Executive

Officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without our Chief Executive Officer when reviewing and establishing his compensation.

Compensation Consultant and Peer Group

In fiscal 2017, the Compensation Committee again directly engaged and retained Radford, a compensation consulting firm and a business unit of Aon Hewitt, to identify and maintain a list of our peer group of companies. The Compensation Committee selected Radford on the basis of its experience and familiarity with the technology industry. The Compensation Committee established the peer group used in connection with fiscal 2017 compensation decisions consistent with the Compensation Committee’s belief that the peer group should closely match our business, and be based on our historical and anticipated growth. In comparison to our peer group used for purposes of setting fiscal 2016 compensation, our peer group in fiscal 2017 was updated to remove three companies, Altera Corporation, Fairchild Semiconductor International, Inc., and SunEdison, Inc., and to add two companies, Sensata Technologies Holding and Woodward, Inc. We made these changes taking into account merger and bankruptcy activity in our fiscal 2016 peer group, as well as our own restructuring changes, the refocusing of our business, and changes in solar markets. The final peer group was selected using a mix of the following factors:

•	Publicly-traded semiconductor, clean technology, and broader high-technology industry companies; and
•	Companies with between 30% and 300% of each of our annual revenues, market value and employee headcount.

The Compensation Committee believes the characteristics of our fiscal 2017 peer group closely match those of our core business. The companies included in our peer group for purposes of establishing fiscal 2017 compensation are listed below:

•	Advanced Micro Devices, Inc.	•	Lam Research Corporation
•	Analog Devices, Inc.	•	Linear Technology Corporation
•	ARRIS Group, Inc.	•	Marvell Technology Group Ltd.
•	AVX Corporation	•	NVIDIA Corporation
•	Belden Inc.	•	ON Semiconductor Corporation
•	First Solar, Inc.	•	Quanta Services, Inc.
•	FLIR Systems, Inc.	•	Sensata Technologies Holding
•	Hexcel Corporation	•	SolarCity Corporation (acquired by Tesla Motors, Inc.)
•	Itron, Inc.	•	Trimble Navigation Limited
•	JDS Uniphase Corporation	•	Waters Corporation
•	Juniper Networks, Inc.	•	Woodward, Inc.
•	KLA-Tencor Corporation	•	Xilinx, Inc.

Radford provided the Compensation Committee with market information on the peer companies, as well as aggregated data on the broader technology market with respect to base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, equity awards, and total direct compensation. In fiscal 2017, Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. We also participated in the Radford Global Technology Survey. Radford did not provide any services to us other than advising the Compensation Committee and us, at the direction of the Compensation Committee, on executive compensation issues. The Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, the Compensation Committee determined that no material conflict of interest has been raised by the work performed by Radford.

Benchmarking

In making its compensation decisions for our named executive officers for fiscal 2017, the Compensation Committee benchmarked each named executive officer’s total compensation to the compensation of individuals in comparative positions at companies in the peer group based on information that management obtained from public filings, supplemented by data Radford provided from surveys. In general, the Compensation Committee initially established base salaries at the 50th percentile of the peer group and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally above the 50th percentile of the peer group. In establishing incentive opportunities, the Compensation Committee focused on corporate performance so that if our corporate performance was achieved at target levels, the Compensation Committee expected that our named executive officers’ total pay would be between the 50th percentile of the peer group and the 75th percentile of the peer group. The Compensation Committee viewed benchmarking as just the beginning, and not the end, of its discussion regarding our named executive officers’ pay opportunities for fiscal 2017, and looked to individual performance, the named executive officer’s experience in the executive role, and the executive’s scope of responsibility being narrower or broader than that of comparable positions at our peer group companies to establish final pay opportunities either above or below the initial benchmarks. In fiscal 2017, target cash compensation (base salary plus target bonus opportunity) was set between the 50th and 75th percentile for each named executive officer except for Mr. Werner and Mr. Mahaffey. Mr. Werner’s target cash compensation was set below the 25th percentile due to the reduction in salary to $1, net of benefit costs that was implemented August 1, 2016 and continued through the first fiscal quarter of 2017. Mr. Mahaffey’s target cash compensation was set at the 25th percentile due to his limited time in the role. He was promoted to the position of Executive Vice President and General Counsel on November 1, 2016.

2017 Compensation Components

For fiscal 2017, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2017:

Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Competitive market ranges are generally established at the 50th percentile, with consideration for experience and scope of role relative to comparable positions in one peer group.
Performance-based cash bonus awards	Semi-annual and annual incentives that drive our performance and align executives’ interests with stockholders’ interests.	Cash
Target incentives are set as a percentage of base salary and are based on benchmarking from the 50th to the 75th percentile. Actual payment is calculated based on achievement of corporate and individual goals.

Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Restricted stock units	Target equity awards (time-based plus performance-based) generally set between the 50th percentile and the 75th percentile.
Performance-based equity awards	Long-term incentive that focuses and rewards our performance and aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Performance stock units	Target equity awards (time-based plus performance-based) generally set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate goals.
Perquisites and other compensation	Offered to attract and retain talent and to maintain competitive compensation packages.	Various
Named executive officers are eligible for certain severance benefits pursuant to their employment agreements and our 2016 Management Career Transition Plan. We do not provide any special perquisites to our named executive officers. Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees.

The relative proportion of each element for fiscal 2017, as set forth below, was based generally on the Compensation Committee’s comparison of compensation that we offered our named executive officers against compensation offered by peer group companies to their named executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.

2017 Compensation Components

Tom Werner
10%
20%
25%
45%
1%
Chuck Boynton
26%
23%
24%
24%
2%
William Mulligan
29%
26%
21%
21%
2%
Ken Mahaffey
37%
28%
0%
32%
4%
Doug Richards
27%
22%
25%
25%
2%
0%
50%
100%
Base Salary
Peformance-Based Cash Bonus (Target)
Time-Based Equity
Performance-Based Equity
Perquisites and Other

Analysis of Fiscal 2017 Compensation Decisions

Base Salary. For fiscal 2017, the Compensation Committee chose not to adjust the base salaries of our named executive officers, with the exception of Mr. Werner, after determining the levels were consistent with market practices and reflective of their roles, skill sets, and performance. In August 2016, we reduced our Chief Executive Officer’s base salary to $1, net of benefit costs, at his request, in recognition of the difficulties faced by our company and as part of our cost cutting measures, and, at Mr. Werner’s request, the reduced base salary was extended, on an annualized basis, though the first fiscal quarter of 2017, in light of continuing difficult market conditions, and was reinstated at its pre-2016 level, effective as of April 1, 2017, by the Board of Directors.

The table below sets forth the salaries in effect in fiscal 2017 compared with the salaries in effect in fiscal 2016 for each of our named executive officers:

Name	2016 Base Salary (1)		2017 Base Salary (2)		% Increase
Thomas H. Werner	$347,959	(3)	$428,154	(4)	23	%(5)
Charles D. Boynton	$470,000		$470,000		—
Kenneth L. Mahaffey(6)	$272,057		$325,000		19%
William P. Mulligan III(7)	—		$380,000		—
Douglas J. Richards	$370,000		$370,000		—
(1)	These amounts represent 2016 base salaries after April 1, 2016.
(2)	These amounts represent 2017 base salaries after April 1, 2017.
(3)	Reflects an annualized salary of $600,000, which was reduced at Mr. Werner’s request as of August 1, 2016 to $1, net of benefit costs, for the remainder of fiscal 2016.
(4)	Reflects a reduced salary of $1, net of benefit costs, for the first fiscal quarter of 2017, which was reinstated at its previous annualized amount of $600,000 on April 1, 2017.

(5)	This increase is reflective only of the reinstatement of Mr. Werner’s previous annualized salary of $600,000 on April 1, 2017.
(6)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(7)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Performance-Based Cash Bonus Awards. As in the prior fiscal year, we maintained two overall performance-based cash bonus programs during fiscal 2017 in order to link bonus payments to corporate financial goals and operational objectives and to individual performance, but in fiscal 2017, we introduced significant additional tailoring of the performance metrics to each business unit. The first program was our Annual Executive Bonus Plan, under which we adopted five tailored bonus programs (which we refer to collectively as the 2017 Annual Bonus Programs): the 2017 Corporate Annual Bonus Program, the 2017 Global Channels Annual Bonus Program, the 2017 Americas Commercial Annual Bonus Program, the 2017 Power Plants Annual Bonus Program, and the 2017 Marketing Annual Bonus Program. All of our named executive officers participated in the 2017 Corporate Annual Bonus Program, which is discussed in more detail below. The second program was our Executive Semi-Annual Incentive Bonus Plan (referenced as our Semi-Annual Bonus Plan).

The supplemental table below entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table” sets forth each named executive officer’s target and maximum payout opportunities under both the 2017 Corporate Annual Bonus Program and the Semi-Annual Bonus Plan. Under the terms of both bonus plans, failure to achieve certain corporate or individual metrics could have resulted in zero payouts to an individual for a given period. The column entitled “2017 Total Non-Equity Incentive Plan Compensation” in our 2017 Summary Compensation Table below and the footnotes thereto detail the actual payouts awarded under these two bonus plans to each named executive officer for fiscal 2017.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table

Name	2017 Semi-Annual Bonus Plan Target (Aggregate) ($)	2017 Semi-Annual Bonus Plan Maximum (Aggregate) ($)	2017 Corporate Annual Bonus Program Target ($)	2017 Corporate Annual Bonus Program Maximum ($)
Thomas H. Werner	214,077	334,495	642,231	963,347
Charles D. Boynton	105,750	165,234	317,250	475,875
Kenneth L. Mahaffey (1)	60,938	95,215	182,813	274,219
William P. Mulligan III (2)	82,008	128,138	246,025	369,037
Douglas J. Richards	74,000	115,625	222,000	333,000
(1)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(2)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Because we generally set base salaries for our executive officers at the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, we rely on performance-based cash bonus awards to elevate target total cash compensation to between the 50th percentile and the 75th percentile. In fiscal 2017, target cash compensation (base salary plus target bonus opportunity) was set between the 50th and 75th percentile for each named executive officer except for Mr. Werner and Mr. Mahaffey. Mr. Werner’s target cash compensation was set below the 25th percentile due to the reduction in salary to $1, net of benefit costs that was implemented August 1, 2016 and continued through the first fiscal quarter of 2017. Mr. Mahaffey’s target cash compensation was set at the 25th percentile due to his limited time in the role.

In fiscal 2017, we allocated 75% of each named executive officer’s aggregate annual target cash bonus awards under the applicable 2017 Annual Bonus Program and 25% under the Executive Semi-Annual Bonus Plan, to tie a significant proportion of our named executive officers’ incentive compensation to our full fiscal year operating and financial results. The table below summarizes the total target payout levels for each named executive officer in each of fiscal 2016 and fiscal 2017, as well as the target payout levels under the 2017 Annual Bonus Programs and the Executive Semi-Annual Bonus Plan (for fiscal 2017), expressed as a percentage of annual base salary. For fiscal 2017, the Compensation Committee maintained target payout levels under these programs at the same percentage of annual salary for each of our named executive officers, after it evaluated the market data, individual performance, and the scope of the named executive officer roles.

Name	2016 Total Target Payout (including Annual and Semi-Annual Programs) as Percentage of Annual Salary		2017 Total Target Payout (including Annual and Semi-Annual Programs) as Percentage of Annual Salary		2017 Semi-Annual Bonus Plan Target Payout as Percentage of Annual Salary	2017 Annual Bonus Programs Target Payout as Percentage of Annual Salary
Thomas H. Werner	200	%(1)	200	%(2)	50%	150%
Charles D. Boynton	90%		90%		22.5%	67.5%
Kenneth L. Mahaffey(3)	46	%(4)	75%		19%	56%
William P. Mulligan III(5)	—		90%		23%	68%
Douglas J. Richards	80%		80%		20%	60%
(1)	Target percentages were set based on Mr. Werner’s salary as of April 1, 2016, prior to reduction. Mr. Werner informed the Compensation Committee of his intent to decline any bonus otherwise earned for fiscal 2016, and the Compensation Committee thus used its negative discretion not to award a bonus to Mr. Werner under the 2016 Annual Bonus Program.
(2)	Target percentages were set based on Mr. Werner’s salary as of April 1, 2017, following reinstatement of his regular annual salary.
(3)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(4)	Reflects a change in Mr. Mahaffey’s target bonus effected as of his promotion on November 1, 2016.
(5)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Actual bonus payments for each named executive officer under each of the 2017 Annual Bonus Programs and the Semi-Annual Bonus Plan are formula-driven, and the formulas are used to calculate actual bonus payments. See “Executive Compensation—Non-Equity Incentive Plan Compensation” below for more information about these formulas.

In fiscal 2017, we continued to use the annual revenue and Adjusted EBITDA metrics, which we believe to be reflective of the results of our operations, and added a cash and cash equivalents metric. We also further tailored the performance metrics under our 2017 Annual Bonus Programs to apply additional business unit-specific metrics under our 2017 Global Channels Annual Bonus Program, 2017 Americas Commercial Annual Bonus Program, 2017 Power Plants Annual Bonus Program, and 2017 Marketing Annual Bonus Program. Each of our named executive officers participated in our 2017 Corporate Annual Bonus Program, which required the achievement of corporate targets established in respect of our: annual revenue metric (33.3% of payout), annual Adjusted EBITDA metric (33.3% of payout), and cash and cash equivalents metric (33.3% of payout).

In fiscal 2017, we achieved the following, as calculated under the 2017 Corporate Annual Bonus Program:

Metric	Annual Revenue	Adjusted EBITDA	Cash and Cash Equivalents	Total
Payout Factor	21%	43%	47%	111%

In light of the impact of certain adjustments to our reported Adjusted EBITDA during fiscal 2017, however, the Compensation Committee exercised its negative discretion to reduce the payout to 100%, which it believed was more consistent with our company’s actual performance during fiscal 2017. Earned bonus amounts are reflected under “2017 Total Non-Equity Incentive Plan Compensation” in the 2017 Summary Compensation Table below.

Payments to our named executive officers under our Semi-Annual Bonus Plan required the achievement of corporate targets set in respect of our semi-annual liquidity metric and quarterly corporate key results, as modified by an individual modifier assigned by the Chief Executive Officer (or, in the case of our Chief Executive Officer, by the Board of Directors) based on his or her individual performance. Such individual modifiers are expressed as a percentage, capped at 125%, and are combined with a Company milestone factor and the level of achievement of our corporate targets, to calculate bonus payments under the plan.

Example Calculation:

We incorporate a “management by objective” system throughout our organization to establish performance goals that supplement our financial goals. Management establishes five-year corporate key results, and then derives from them annual and quarterly corporate key results, which we refer to as Corporate Milestones. Each Corporate Milestone is reviewed, revised and approved by our Board of Directors, and subsequently the scores are reviewed and approved by our Compensation Committee. In addition, each named executive officer, other than our Chief Executive Officer, establishes quarterly personal goals, which we refer to as Key Results, which are approved by the Chief Executive Officer and are intended to be aligned with each quarter’s Corporate Milestones. Quarterly Corporate Milestones in fiscal 2017 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and process enhancements. For fiscal 2017, personal Key Results objectives included executing on confidential revenue and margin targets, product development, and achieving bookings targets, among others. The Board determined the Chief Executive Officer’s Key Results, which consisted solely of the quarterly Corporate Milestones selected after discussion with the Chief Executive Officer. These Corporate Milestones and individual Key Results are typically challenging in nature and designed to encourage the individual to achieve success in his or her position during the performance period. At the end of the year, the Compensation Committee determines the Chief Executive Officer’s individual modifier, and the Chief Executive Officer determines the individual modifier for each other named executive officer, based on achievement of their respective individual Key Results. As reference points, in fiscal 2015, we achieved an average of 74% of our Corporate Milestones, and the average individual modifier assigned to our named executive officers was 92%. In fiscal 2016, we achieved an average of 70.4% of our Corporate Milestones, and the average individual modifier assigned to our named executive officers was 80%, but we did not meet the additional cash trigger adopted in August 2016, and therefore no amounts were paid to our executive officers under the Semi-Annual Bonus Plan in fiscal 2016.

In fiscal 2017, we achieved an average of 76% of our Corporate Milestones, and the average individual modifier assigned to our named executive officers was 99%.

Equity Awards. Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our SunPower Corporation 2015 Omnibus Incentive Plan, or 2015 Equity Plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain, and reward executive officers who contribute to our long-term success and provide them incentives to maximize shareholder value, and in light of our setting our target total cash compensation between the 25th and 50th percentiles of our peer group, we targeted long-term equity awards generally approximating the 75th percentile of our peer group. In fiscal 2017, our long-term equity awards ranged from below the 50th percentile to the 75th percentile of our peer group. The Compensation Committee considered the long-term equity awards made to our Chief Executive Officer in 2016, and in fiscal 2017 set Mr. Werner’s target long-term equity awards between the 25th and 50th percentile in order to align his at-risk compensation with stockholder returns and to promote long-term retention. Our other named executive officers’ long-term equity awards were above the 50th percentile if the scope of their responsibilities was significantly broader than that of executives in similar positions at peer companies, and if they had been in their role for more than a year.

The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. We believe that time-based restricted stock units provide a more effective retention tool while performance-based restricted stock units provide a stronger performance driver. To balance the advantages of both time-based and performance-based awards, the Compensation Committee decided that annual long-term equity incentive awards granted to our named executive officers other than the Chief Executive Officer in fiscal 2017 would be made half in the form of performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount) and half in the form of time-based restricted stock units, all of which would vest over four years.

The Compensation Committee decided that annual long-term equity incentive awards granted to Mr. Werner in fiscal 2017 would be made 50% in the form of time-based restricted stock units, all of which would vest over four years, and 50% in the form of performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount), all of which would vest over four years. In addition to these annual awards, the Compensation Committee decided to grant an additional 120,000 performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount) to Mr. Werner, to be earned based on the achievement of performance goals tied to our 2017 Corporate Annual Bonus Program and our Semi-Annual Bonus Plan, all of which would vest on March 31, 2020, as additional incentive for performance, and as a long-term retention measure.

Awards granted and earned in fiscal 2017 were as follows:

Name	Time-Based Restricted Stock Units		Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned
Thomas H. Werner	150,000		270,000	257,700
Charles D. Boynton	62,500		62,500	62,500
Kenneth L. Mahaffey	—	(1)	40,000	40,000
William P. Mulligan III	37,500		37,500	37,500
Douglas J. Richards	47,500		47,500	47,500
(1)	Mr. Mahaffey was awarded restricted stock units in connection with his promotion in November 2016, and thus he did not receive an annual grant in fiscal 2017.

Performance-based restricted stock units were used as incentive compensation during fiscal 2017 to align our named executive officers’ compensation with corporate performance. In connection with our annual review of executive officer compensation, the Compensation Committee approved performance targets for our regular performance stock unit awards in respect of our: annual revenue metric (33.3% of the award), Adjusted EBITDA metric (33.3% of the award), and cash and cash equivalents metric (33.3% of the award), and a formula under which actual awards would be calculated after completion of fiscal 2017. In addition, the Compensation Committee approved performance targets for additional performance stock units awarded to our chief executive officer tied to actual payouts under our 2017 Corporate Annual Bonus Program and Semi-Annual Bonus Plan. See “Executive Compensation—Equity Incentive Plan Compensation” below for more information about these metrics, targets, and formulas.

These performance metrics were selected on the basis of the operating plan approved by our Board after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The performance targets were established at a level that the Compensation Committee determined to be challenging for our named executive officers to achieve. In fiscal 2017, our named executive officers achieved a 21% payout factor in respect of the annual revenue target, a 43% payout factor in respect of the annual Adjusted EBITDA target, and a 47% payout factor in respect of the cash and cash equivalents target, resulting in a combined 111% payout, as calculated. In light of the impact of certain adjustments to our reported Adjusted EBITDA during fiscal 2017, however, the Compensation Committee exercised its negative discretion to reduce the payout to 100%, which it believed was more consistent with our company’s actual performance during fiscal 2017. The regular performance-based restricted stock units earned by our named executive officers began vesting in four equal annual installments, subject to continued service, starting March 1, 2018, and the special performance-based restricted stock units granted to our chief executive officer will vest in full on March 31, 2020, subject to continued service.

For fiscal 2017, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments, subject to continued service, starting March 1, 2018.

Perquisites and Other Compensation. As in prior years, we did not provide any special perquisites to our named executive officers in fiscal 2017. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which benefits are generally available to all employees. For more information about these arrangements and benefits, see footnote four to the “2017 Summary Compensation Table” below.

Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

Change in Control Arrangements. We are party to employment agreements with certain of our executive officers, including our named executive officers, which provide severance benefits for employment terminations in connection with a change of control. The change of control severance arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his outstanding equity awards, but only upon termination by us without cause or by the executive for good reason (as those terms are defined in the agreements) in connection with a change of control of the Company (a “double trigger” arrangement). The Compensation Committee believes that these reinforce and encourage the continued attention and dedication of our named executive officers to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage our named executive officers to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of a change of control on their job security and benefits. For more information, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control."

Severance Arrangements. We also maintain our 2016 Management Career Transition Plan, adopted in August 2015, which generally entitles each named executive officer to certain calculated payments tied to salary and bonus targets, healthcare benefits, and outplacement assistance if the individual is terminated without cause. Under his employment agreement, our Chief Executive Officer also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason.

The Compensation Committee believes that the 2016 Management Career Transition Plan provides benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent and that offering standard packages avoids case-by-case negotiations. Without these provisions, our named executive officers may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team. For more information, please see “Executive Compensation―Employment Agreements,” “Executive Compensation—2016 Management Career Transition Plan” and “Executive Compensation―Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Considerations

Prior to 2018, section 162(m) of the Code limits the deductions companies may take for compensation paid to a chief executive officer and the next three most highly compensated executive officers (other than the chief financial officer) to the extent the compensation for any such individual exceeds $1 million for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. Our Compensation Committee considers deductibility as one of a number of factors considered in determining appropriate levels or methods of compensation. Accordingly, we may award compensation that is not deductible for federal income tax purposes.

Stock Ownership Guidelines

In 2015, our Board adopted Stock Ownership Guidelines for Executives and Directors. Under these guidelines and subject to certain exceptions, our Chief Executive Officer is expected to own shares of our stock that have a value equal to five times his annual salary, with ownership measured at the end of each calendar year. Although Mr. Werner was required to satisfy the stock ownership guidelines beginning five years after their implementation in 2015, he already owns shares with a value in excess of the guidelines. Other named executive officers are expected to own shares that have a value equal to their annual salary beginning five years after such officer first becomes subject to the guidelines. None of our executive officers other than Mr. Werner are currently subject to the guidelines. Shares may be owned directly by the individual, or owned by the individual’s spouse, or held in trust for the benefit of the individual’s spouse or family.

Other Disclosures

Under our insider trading policy, our executive officers, directors and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities, hedging our securities or buying or selling options, puts or calls on our securities.

We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

Use of Non-GAAP Financial Measures

Adjustments Based on International Financial Reporting Standards (IFRS)

Our non-GAAP results include adjustments to recognize revenue and profit under International Financial Reporting Standards (IFRS) that are consistent with the adjustments made in connection with our reporting process as part of our status as a consolidated subsidiary of Total S.A., a foreign public registrant which reports under IFRS. Differences between GAAP and IFRS reflected in our non-GAAP results are further described below. In these situations, we believe that IFRS enables us to better evaluate our revenue and profit generation performance, and assists in aligning the perspectives of our management and noncontrolling shareholders with those of Total S.A., our controlling shareholder.

•	8point3. We include adjustments related to the sales of projects contributed to 8point3 Energy Partners LP (8point3), a joint YieldCo vehicle we formed with First Solar, Inc. to own, operate and acquire solar energy generation assets, based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which a portion is deferred in proportion to our retained equity stake in 8point3 and its subsidiaries.
•	Utility and power plant projects. We include adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to our project development efforts at the time of initial project sale.
•	Sale of operating lease assets. We include adjustments related to the revenue recognition on the sale of certain solar assets subject to an operating lease (or of solar assets that are leased by or intended to be leased by the third-party purchaser to another party) based on the net proceeds received from the purchaser.
•	Sale-leaseback transactions. We include adjustments related to the revenue recognition on certain sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions are accounted for under the financing method in accordance with real estate accounting guidance.

Other Non-GAAP Adjustments

•	Impairment of residential lease assets. In fiscal 2017, we made the decision to sell our interest in the residential lease portfolio and, as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, we recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. We believe that it is appropriate to exclude the impact of residential lease assets impairment from our non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company’s past operating performance.
•	Cost of above-market polysilicon. In previous years, we have entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in these supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed market prices. Additionally, in order to reduce inventory and improve working capital, we have periodically elected to sell polysilicon inventory in the marketplace at prices below the purchase price, thereby incurring a loss. We believe that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from our non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of past operating performance.

•	Stock-based compensation. Stock-based compensation relates primarily to our equity incentive awards, and is a non-cash expense that is dependent on market forces that are difficult to predict. We believe that this adjustment for stock-based compensation provides a basis to measure our core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.
•	Amortization of intangible assets. We incur amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. We believe that it is appropriate to exclude these amortization charges as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of our past operating performance.
•	Depreciation of idle equipment. In the fourth quarter of 2017, we changed the deployment plan for our next generation of solar cell technology, which made certain then temporarily idle equipment obsolete, and therefore retired that affected equipment. Such asset depreciation is excluded from our non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare our performance against the performance of other companies without such charges.
•	Non-cash interest expense. We incur non-cash interest expense related to the amortization of items such as original issuance discounts on our debt. We exclude non-cash interest expense because the expense does not reflect our financial results in the period incurred.
•	Goodwill impairment. No adjustment to non-GAAP financial measures was made for the portion of our goodwill impairment charge in the third quarter of 2016 derived from our acquisition of our partner’s interest in our joint venture AUO SunPower Sdn. Bhd. We believe that it is appropriate to exclude this impairment charge as it arises from prior acquisitions, is not reflective of ongoing operating results, and does not contribute to a meaningful evaluation of a company’s past operating performance.
•	Restructuring expense. We incur restructuring expenses related to reorganization plans aimed towards realigning resources consistent with our global strategy and improving our overall operating efficiency and cost structure. We excluded restructuring charges from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently.
•	Arbitration ruling. We recorded our best estimate of probable loss related to this case at the time of the initial ruling and updated the estimate as circumstances warranted in connection with tribunal rulings and the ultimate settlement of an arbitration between First Philippine Electric Corporation and First Philippine Solar Corporation against SunPower Philippines Manufacturing, Ltd. (SPML), our wholly owned subsidiary. On July 22, 2016, SPML entered into a settlement with the counterparties and paid a total of $50.5 million in settlement of all claims between the parties. As this loss is nonrecurring in nature, excluding this data provides us with a basis to evaluate the Company’s performance, including compared with the performance of other companies, without similar impacts.
•	IPO-related costs. Costs incurred related to the initial public offering of 8point3 included legal, accounting, advisory, valuation, and other expenses, as well as modifications to or terminations of certain existing financing structures in preparation for sale to 8point3. As these costs are non-recurring in nature, excluding this data provides us with a basis to evaluate the Company’s performance, including compared with the performance of other companies, without similar impacts.
•	Other. We combine amounts previously disclosed under separate captions into “Other” when amounts do not have a significant impact on the presented fiscal periods. We believe that these adjustments provide us with a basis to evaluate the Company’s performance, including compared with the performance of other companies, without similar impacts.

•	Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income and non-GAAP net income per diluted share. The Company’s non-GAAP tax amount is based on estimated cash tax expense and reserves. We forecast our annual cash tax liability and allocate the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance our ability to understand the impact of the Company’s tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.
•	Adjusted EBITDA adjustments. When calculating Adjusted EBITDA, in addition to adjustments described above, we exclude the impact during the period of the following items:
○	Cash interest expense, net of interest income
○	Provision for (benefit from) income taxes
○	Depreciation

We use this non-GAAP financial measure to enable us to evaluate the Company’s performance, including compared with the performance of other companies. For more information about these Non-GAAP financial measures, see the tables captioned “Reconciliations of GAAP Measures to Non-GAAP Measures” set forth in our Form 8-K filed on February 14, 2018.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and definitive proxy statement on Schedule 14A for our 2018 Annual Meeting, each as filed with the SEC. The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Helle Kristoffersen Thomas R. McDaniel Julien Pouget Pat Wood III, Chair

April 6, 2018

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2017 Summary Compensation Table below quantifies the compensation for each of our named executive officers for services rendered during fiscal 2017 and, as applicable, fiscal 2016 and fiscal 2015. The primary elements of each named executive officer’s total compensation during fiscal 2017 are reported in the table below and include, among others, base salary, performance-based cash bonuses under our 2017 Corporate Annual Bonus Program and Semi-Annual Bonus Plan, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial targets and subsequent time-based vesting.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas H. Werner, Chief Executive Officer and Chairman of the Board	2017	428,154	(7)	—	2,973,600	819,471	24,991	4,246,216
	2016	347,959	(7)	—	6,773,488	—	24,436	7,145,883
	2015	600,000		—	6,751,062	1,265,722	28,181	8,644,966
Charles D. Boynton Executive Vice President and Chief Financial Officer	2017	470,000		30,000	885,000	406,919	31,372	1,823,291
	2016	465,077		—	949,592	90,097	30,949	1,535,715
	2015	443,077		—	1,125,309	435,231	30,949	2,034,566
Kenneth L. Mahaffey Executive Vice President and General Counsel(5)	2017	325,000		—	283,200	227,819	31,007	867,026
	2016	272,057		—	951,938	49,124	28,221	1,301,340
William P. Milligan III Executive Vice President, Operations(6)	2017	364,481		—	531,000	296,319	31,068	1,222,868
Douglas J. Richards, Executive Vice President, Administration	2017	370,000		—	672,600	277,810	21,474	1,341,884
	2016	370,000		—	656,400	63,714	22,088	1,112,202
	2015	367,231		—	835,605	328,522	28,032	1,559,390
(1)	The amounts reported in this column for fiscal 2017 reflect each named executive officer’s salary for fiscal 2017 plus payments for paid and unpaid time off, and holidays.
(2)	The amounts reported in the “Stock Awards” column for fiscal 2017 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for fiscal 2017, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock unit awards would be: Mr. Werner, $2,880,675; Mr. Boynton, $663,750; Mr. Mahaffey, $424,800; Dr. Mulligan, $398,250; and Mr. Richards, $504,450. See Note 16 to our consolidated financial statements in our 2017 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2017 Annual Report.
(3)	The amounts reported in this column for fiscal 2017 reflect the amounts earned under our 2017 Annual Bonus Programs and our Semi-Annual Bonus Plan. Additional information about non-equity incentive plan compensation earned during fiscal 2017 is set forth in “Executive Compensation—Non-Equity Incentive Plan Compensation” below.
(4)	The amounts reported in this column for fiscal 2017 as “All Other Compensation” consist of the elements summarized in the table below.
Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Total ($)
Thomas H. Werner	15,955	936	8,100	24,991
Charles D. Boynton	22,539	733	8,100	31,372
Kenneth L. Mahaffey	22,400	507	8,100	31,007
William P. Mulligan III(1)	22,414	554	8,100	31,068
Douglas J. Richards	12,797	577	8,100	21,474
(1)	Dr. Mulligan was promoted to his current position on February 10, 2017.
(5)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.

(6)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.
(7)	Reflects an annualized salary of $600,000, which was reduced at Mr. Werner’s request as of August 1, 2016 to $1, net of benefit costs, for the remainder of fiscal 2016, and the reduction was extended through the first fiscal quarter of 2017. Mr. Werner’s full salary was reinstated as of April 1, 2017.

Grants of Plan-Based Awards

During fiscal 2017, our named executive officers were granted plan-based restricted stock units and performance stock units under our SunPower Corporation 2015 Omnibus Incentive Plan, which we refer to as our 2015 Equity Plan. They were also granted cash bonus awards under our 2017 Corporate Annual Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during fiscal 2017.

2017 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas H. Werner	—	(3)	321,116	642,231	963,347	—	—	—	—	—
	—	(4)	214,077	214,077	334,495	—	—	—	—	—
	3/10/2017	(5)	—	—	—	75,000	150,000	225,000	--	1,062,000
	3/10/2017	(6)	—	—	—	45,000	90,000	135,000	—	637,200
	3/10/2017	(7)	—	—	—	15,000	30,000	46,875	—	212,400
	3/10/2017	(8)	—	—	—	—	—	—	150,000	1,062,000
Charles D. Boynton	—	(3)	158,625	317,250	475,875	—	—	—	—	—
	—	(4)	105,750	105,750	165,234	—	—	—	—	—
	3/10/2017	(5)	—	—	—	31,250	62,500	93,750	—	442,500
	3/10/2017	(8)	—	—	—	—	—	—	62,500	442,500
Kenneth L. Mahaffey(9)	—	(3)	91,406	182,813	274,219	—	—	—	—	—
	—	(4)	60,938	60,938	95,215	—	—	—	—	—
	3/10/2017	(5)	—	—	—	20,000	40,000	60,000	—	283,200
William P. Mulligan III(10)	—	(3)	123,012	246,025	369,037	—	—	—	—	—
	—	(4)	82,008	82,008	128,138	—	—	—	—	—
	3/10/2017	(5)	—	—	—	18,750	37,500	56,250	—	265,500
	3/10/2017	(8)	—	—	—	—	—	—	37,500	265,500
Douglas J. Richards	—	(3)	111,000	222,000	333,000	—	—	—	—	—
	—	(4)	74,000	74,000	115,625	—	—	—	—	—
	3/10/2017	(5)	—	—	—	23,750	47,500	71,250	—	336,300
	3/10/2017	(8)	—	—	—	—	—	—	47,500	336,300
(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table.”
(2)	The amounts reported in these columns represent performance-based restricted stock unit opportunities. The Compensation Committee approved the awards on March 10, 2017. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to our consolidated financial statements in our 2017 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2017 Annual Report.

(3)	Consists of an award under our 2017 Corporate Annual Bonus Program. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.
(4)	Consists of an award under our Semi-Annual Bonus Plan. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.
(5)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $7.08 on March 10, 2017. Actual awards were determined in the first quarter of 2018 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021.
(6)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $7.08 on March 10, 2017. Actual awards were determined in the first quarter of 2018 and are described in “Equity Incentive Plan Compensation” below. The earned award vests in full on March 31, 2020.
(7)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 156.25% of target. The closing price of our common stock was $7.08 on March 10, 2017. Actual awards were determined in the first quarter of 2018 and are described in “Equity Incentive Plan Compensation” below. The earned award vests in full on March 31, 2020.
(8)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The closing price of our common stock was $7.08 on March 10, 2017. The award vests ratably on March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021.
(9)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(10)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Non-Equity Incentive Plan Compensation

2017 Annual Bonus Programs. In 2017, we maintained five tailored bonus programs under our Executive Annual Bonus Plan: the 2017 Corporate Annual Bonus Program, the 2017 Global Channels Annual Bonus Program, the 2017 Americas Commercial Annual Bonus Program, the 2017 Power Plants Annual Bonus Program, and the 2017 Marketing Annual Bonus Program (collectively, the “Annual Bonus Programs”). Awards under each of the Annual Bonus Programs, including the 2017 Corporate Annual Bonus Program, were formula-driven. Each of our named executive officers were participants in the 2017 Corporate Annual Bonus Program, and none participated in or received payments under any of the other Annual Bonus Programs, and accordingly, those programs are not discussed in detail here.

2017 Corporate Annual Bonus Program. At the beginning of fiscal 2017, the Compensation Committee established and approved minimum, target, and maximum levels in respect of three performance criteria for the 2017 Corporate Annual Bonus Program: (1) an annual revenue metric, (2) an annual Adjusted EBITDA metric, and (3) a cash and cash equivalents metric. We refer to this score as our Combined Corporate Metrics score.

Our annual revenue metric is based on our annual revenue, with certain adjustments such as amounts related to utility and power plant projects. Our annual Adjusted EBITDA metric is based on our annual earnings before interest, taxes, depreciation, and amortization, with certain adjustments such as amounts related to utility and power plant projects and the sale of operating lease assets, as further described in “Use of Non-GAAP Financial Measures” above. Our cash and cash equivalents metric is as measured on the Company’s balance sheet as of the end of the fiscal year. Each of these measures is subject to adjustment to exclude the effect of certain transactions outside of the normal course of business, as well as other events as specified in the Annual Executive Bonus Plan and the applicable 2017 Annual Bonus Program. Each named executive officer would earn: (i) 33.3% of his target bonus under the 2017 Corporate Annual Bonus Program upon the achievement of the revenue target, (ii) 33.3% of his target bonus under the 2017 Corporate Annual Bonus Program upon the achievement of the Adjusted EBITDA target, and (iii) 33.3% of his target bonus under the 2017 Corporate Annual Bonus Program upon achievement of the cash and cash equivalents target. In order to encourage our named executive officers to exceed the performance targets, our Compensation Committee set the maximum payment under the program at 150% of target. Payment for each target is determined based on performance achievement relative to minimum, target, and maximum levels, as follows:

Performance Level Achieved	Bonus Payment as Percentage of Bonus Target
Below minimum	No bonus paid
At minimum	50% of target bonus (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target

The annual performance targets, set at the beginning of fiscal 2017, were assessed at the end of the year. Based on our actual results in fiscal 2017, results were calculated for each of the targets, as presented below in the aggregate.

Performance Criterion	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Annual revenue metric	$2,000 million	$2,480 million	$3,000 million	$2,100 million	21%
Adjusted EBITDA metric	$25 million	$119 million	$250 million	$191.5 million	43%
Cash and Cash Equivalents metric	$150 million	$350 million	$450 million	$435 million	47%

The Compensation Committee used its negative discretion to adjust the payout under the 2017 Corporate Annual Bonus Program to 100% in the aggregate, rather than 111% as calculated, due to an approximately $117 million impact on Adjusted EBITDA as a result of a change in the Company’s accounting which resulted in higher Adjusted EBITDA. As a result of the Compensation Committee’s exercise of negative discretion, bonuses were earned and paid to our named executive officers at 100% in the aggregate, and the Combined Corporate Metrics score was correspondingly set at 100% for purposes of the other 2017 Annual Bonus Programs.

Semi-Annual Bonus Plan. Awards under the Semi-Annual Bonus Plan were also formula-driven, with targets in respect of a semi-annual cash and cash equivalents metric and corporate performance metrics, consisting of a set of corporate milestones representing key results in support our corporate business plan. The semi-annual cash and cash equivalents metric is as measured on the Company’s balance sheet as of the end of the second and fourth fiscal quarters. Each named executive officer is further assigned an individual modifier by his or her manager, or, in the case of our Chief Executive Officer, by the Board of Directors, meant to take into account individual performance and accomplishments. These three metrics were then incorporated into the plan’s formula. Each named executive officer’s individual modifier could result in no award being payable even if we achieved our quarterly liquidity metric and corporate key results targets in the event that the individual modifier was determined to be zero. If threshold corporate key results were achieved and we exceeded our semi-annual cash and cash equivalents target, bonus payments could exceed 100% of target, up to a maximum payment of 156% (based on the semi-annual cash and cash equivalents metric), depending on the individual modifier.

Payments under the Semi-Annual Bonus Plan were made as follows:

Achievement of Semi-Annual Liquidity Metric Target	Achievement of Corporate Key Results	Payment
Under target	Under 60%	No payment
Between target and maximum	60% or over but under 80%
50% payment

Payment = 2017 semi-annual salary multiplied by Semi-Annual Bonus Plan target bonus (%) multiplied by semi-annual cash and cash equivalents metric achievement (up to a maximum of 125%) multiplied by individual modifier (up to a maximum of 125%) multiplied by 50%

At target	80% or over
100% payment

Payment = 2017 semi-annual salary multiplied by Semi-Annual Bonus Plan target bonus (%) multiplied by semi-annual liquidity metric achievement (up to a maximum of 125%) multiplied by individual modifier (up to a maximum of 125%)

Between target and maximum	80% or over
Greater than 100% payment

Payment = 2017 semi-annual salary multiplied by Semi-Annual Bonus Plan target bonus (%) multiplied by semi-annual liquidity metric achievement (up to a maximum of 125%) multiplied by individual modifier (up to a maximum of 125%)

Under target	80% or over	No payment

Our 2017 corporate key results are confidential because disclosure of these milestones would result in competitive harm, but they generally consisted of milestones relating to strategic transactions, revenue and margin targets, confidential cost and production targets, new product development, and manufacturing plans and process enhancements. The quarterly corporate key results scores were 63%, 78%, 87%, and 75% for each quarter in fiscal 2017, respectively. Individual modifiers for the named executive officers ranged from 90% to 125%, and averaged 101% for the first half of fiscal 2017, and ranged from 80% to 100%, and averaged 96% for the second half of fiscal 2017.

Equity Incentive Plan Compensation

In addition to time-based restricted stock unit awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units, or RSUs, that would be released and begin time-based vesting only upon achievement of certain corporate or individual performance objectives.

Our Compensation Committee met at the beginning of 2017 and established and approved target levels in respect of three performance criteria for our traditional performance-based equity awards: (1) an annual revenue metric, (2) an annual Adjusted EBITDA metric, and (3) a cash and cash equivalents metric. Each eligible named executive officer would earn 33.3% of his target performance-based RSUs upon the achievement of the annual revenue metric target, 33.3% of his target performance-based RSUs upon the achievement of the Adjusted EBITDA metric target, and the remaining 33.3% of his target performance-based RSUs upon the achievement of the cash and cash equivalents target. The three metrics and their corresponding targets are the same as those for our 2017 Corporate Annual Bonus Program (and the Corporate Metrics Score portion of each of the other 2017 Annual Bonus Programs), described above in “Executive Compensation—Non-Equity Incentive Plan Compensation.” Payment for each target was determined based on the performance metric achieved relative to minimum, target, and maximum performance levels, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Below minimum	No RSUs earned
At minimum	50% of target RSUs (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target

Performance-based restricted stock units vest, if at all, in four equal annual installments, subject to continued service after achievement of the performance measures, starting March 1, 2017. In connection with our 2017 traditional performance-based equity awards, we achieved 63% of our annual revenue metric target, 128% of our Adjusted EBITDA metric target, and 142% of our cash and cash equivalents metric target. Based on our actual results in fiscal 2017, traditional performance-based RSUs were earned by our named executive officers for achievement of each of these metric targets. In light of the impact of certain adjustments to our reported Adjusted EBITDA during fiscal 2017, however, the Compensation Committee exercised its negative discretion to reduce the payout percentage from the calculated 111% to 100%, which it believed was more consistent with our company’s actual performance during fiscal 2017.

In addition to these annual awards, the Compensation Committee decided to grant an additional 120,000 performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount) to Mr. Werner, to be earned based on the achievement of performance goals tied to our 2017 Corporate Annual Bonus Program and our Semi-Annual Bonus Plan, all of which would vest on March 31, 2020, as additional incentive for performance, and as a long-term retention measure. See “Compensation Discussion and Analysis—Equity Awards,” which details the actual performance-based restricted stock units earned in fiscal 2017.

The named executive officers’ targets and earned performance-based RSUs are described above in “Compensation Discussion and Analysis—Analysis of Fiscal 2017 Compensation Decisions—Equity Awards.”

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2017.

Outstanding Equity Awards At 2017 Fiscal Year-End Table

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas H. Werner	02/23/2015	(2)	13,900	117,177	—	—
	02/23/2015	(3)	14,694	123,870	—	—
	03/20/2015	(4)	1,400	11,802	—	—
	03/31/2016	(5)	15,412	129,923	—	—
	03/31/2016	(6)	8,610	72,582	—	—
	03/31/2016	(7)	53,700	452,691	—	—
	03/31/2016	(8)	120,000	1,011,600	—	—
	03/10/2017	(9)	90,000	758,700	—	—
	03/10/2017	(9)	17,700	149,211	—	—
	03/10/2017	(10)	150,000	1,264,500	—	—
	03/10/2017	(11)	150,000	1,264,500	—	—

Charles D. Boynton	02/03/2015	(2)	5,567	46,930	—	—
	02/23/2015	(3)	5,878	49,552	—	—
	03/20/2015	(4)	567	4,780	—	—
	07/21/2015	(12)	2,500	21,075	—	—
	02/22/2016	(13)	4,671	39,377	—	—
	02/22/2016	(7)	16,275	137,198	—	—
	03/10/2017	(10)	62,500	526,875	—	—
	03/10/2017	(11)	62,500	526,875	—	—

Kenneth L. Mahaffey(17)	03/18/2015	(2)	2,927	24,675	—	—
	03/18/2015	(2)	834	7,031	—	—
	01/27/2016	(14)	10,395	87,630	—	—
	03/21/2016	(7)	6,375	53,741	—	—
	03/21/2016	(7)	1,800	15,174	—	—
	11/01/2016	(15)	37,500	316,125	—	—
	03/10/2017	(10)	40,000	337,200	—	—

William P. Mulligan III(18)	11/13/2015	(16)	5,000	42,150	—	—
	03/21/2016	(7)	6,750	56,903	—	—
	03/10/2017	(10)	37,500	316,125	—	—
	03/10/2017	(11)	37,500	316,125	—	—

Douglas J. Richards	02/03/2015	(2)	5,000	42,150	—	—
	02/23/2015	(3)	5,290	44,595	—	—
	03/20/2015	(4)	500	4,215	—	—
	02/22/2016	(7)	11,250	94,838	—	—
	02/22/2016	(13)	3,229	27,220	—	—
	03/10/2017	(10)	47,500	400,425	—	—
	03/10/2017	(11)	47,500	400,425	—	—
(1)	The closing price of our common stock on December 29, 2017 (the last trading day of fiscal 2017) was $8.43.
(2)	Each of these awards of restricted stock units provided for vesting in three equal annual installments on each of March 1, 2016, March 1, 2017, and March 1, 2018, subject to the recipient’s continued employment with us.
(3)	On February 23, 2015, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual earned award was determined in the first quarter of fiscal 2016. The earned award vests in three equal annual installments on March 1, 2016, March 1, 2017, and March 1, 2018, subject to the recipient’s continued employment with us.

(4)	On March 20, 2015, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual earned award was determined in the first quarter of fiscal 2016. The earned award vests in three equal annual installments on March 1, 2016, March 1, 2017, and March 1, 2018, subject to the recipient’s continued employment with us.
(5)	On March 31, 2016, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2017. The earned award vests in four equal annual installments on March 1, 2017, March 1, 2018, March 1, 2019, and March 1, 2020, subject to the recipient’s continued employment with us.
(6)	On March 31, 2016, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2017. The earned award vests in full on March 31, 2020, subject to the recipient’s continued employment with us.
(7)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2017, March 1, 2018, March 1, 2019, and March 1, 2020, subject to the recipient’s continued employment with us.
(8)	Each of these awards of restricted stock units provided for one-time vesting on March 31, 2020 subject to the recipient’s continued employment with us.
(9)	On March 10, 2017, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2018 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in full on March 31, 2020, subject to the recipient’s continued employment with us.
(10)	On March 10, 2017, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2018 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in four equal annual installments on March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021, subject to the recipient’s continued employment with us.
(11)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021, subject to the recipient’s continued employment with us.
(12)	Each of these awards of restricted stock units provided for vesting in three equal annual installments on each of August 1, 2016, August 1, 2017, and August 1, 2018, subject to the recipient’s continued employment with us.
(13)	On February 22, 2016, the named executive officer was awarded a number of performance-based restricted stock units within a pre-set range, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2017. The earned award vests in four equal annual installments on March 1, 2017, March 1, 2018, March 1, 2019, and March 1, 2020, subject to the recipient’s continued employment with us.
(14)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of January 25, 2017, January 25, 2018, January 25, 2019, and January 25, 2020, subject to the recipient’s continued employment with us.
(15)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of November 1, 2017, November 1, 2018, November 1, 2019 and November 1, 2020 subject to the recipient’s continued employment with us.
(16)	Each of these awards of restricted stock units provided for vesting in three equal annual installments on each of December 5, 2016, December 5, 2017, and December 5, 2018, subject to the recipient’s continued employment with us.
(17)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(18)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

The following table sets forth the number of shares acquired pursuant to the vesting of stock awards held by our named executive officers during fiscal 2017 and the aggregate dollar amount realized by our named executive officers upon such events. Because there were no shares acquired by our named executive officers pursuant to the exercise of options during fiscal 2017, we have not included columns pertaining to option awards in the table below.

2017 Option Exercises and Stock Vested Table

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas H. Werner	90,421	759,536
Charles D. Boynton	34,206	294,805
Kenneth L. Mahaffey(2)	25,000	188,997
William P. Mulligan III(3)	7,250	56,150
Douglas J. Richards	25,636	215,342
(1)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.
(2)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(3)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Potential Payments Upon Termination or Change of Control

Tabular Disclosure of Termination Payments. Our employment agreements with our named executive officers contain provisions that provide for payments upon certain events of termination and change of control. See “Employment and Severance Agreements” below for a detailed description of these agreements. The following tables summarize the estimated payments that would have been made on December 31, 2017 which our named executive officers would be eligible to receive upon the following termination events, assuming each such event had occurred on December 29, 2017, the last business day of fiscal 2017:

•	termination with cause or voluntary resignation without good reason;
•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;
•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;
•	retirement; or
•	discontinued service due to death or disability.

The dollar value identified with respect to each type of equity award is based on each named executive officer’s accelerated restricted stock units as of December 31, 2017 and is based on the $8.43 per share closing price for our common stock on December 29, 2017, the last trading day of fiscal 2017. No named executive officers held unvested stock options as of December 31, 2017. For more information on each officer’s outstanding equity awards as of December 31, 2017, please see the “Outstanding Equity Awards At 2017 Fiscal-Year End Table” above. The tables do not include unpaid regular salary, nor the impact of certain “best net” provisions of each named executive officer’s employment agreement that provides that, in the event any payments under such employment agreement would constitute parachute payments under Section 280G of the Code or be subject to the excise tax of Section 4999 of the Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Outplace- ment Services ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Thomas H. Werner	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	69,231	69,231
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,200,000	2,400,000	5,460,246	68,147	15,000	69,231	9,212,624
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	1,200,000	1,200,000	2,845,968	68,147	15,000	69,231	5,398,346
	Retirement	—	—	—	—	—	69,231	69,231
	Death or disability	—	—	4,195,746	—	—	69,231	4,264,977
Charles D. Boynton	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	940,000	846,000	1,352,661	98,996	15,000	—	3,252,657
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	470,000	423,000	—	49,498	15,000	—	957,498
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	825,786	—	—	—	825,786
Kenneth L. Mahaffey(3)	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	650,000	487,500	841,575	98,996	15,000	—	2,093,071
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	325,000	243,750	—	49,498	15,000	—	633,248
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	841,575	—	—	—	841,575
William P. Mulligan III (4)	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	760,000	684,000	731,303	98,996	15,000	—	2,289,299
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	380,000	342,000	—	49,498	15,000	—	786,498
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	415,178	—	—	—	415,178

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Outplace- ment Services ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Douglas J. Richards	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	740,000	592,000	1,013,868	52,783	15,000	—	2,413,651
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	370,000	296,000	—	26,391	15,000	—	707,391
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	613,443	—	—	—	613,443
(1)	In connection with a change of control, accelerated restricted stock units’ calculation assumes that the change of control does not involve Total or one of its affiliates.
(2)	Awards under the SunPower Corporation 2015 Omnibus Incentive Plan provide for accelerated vesting upon death or disability.
(3)	Mr. Mahaffey was promoted to Executive Vice President and General Counsel on November 1, 2016, from his previous position as General Counsel, Global Business Units.
(4)	Dr. Mulligan was promoted to Executive Vice President, Operations, on February 10, 2017, from his previous position as Vice President, Upstream Strategy.

Employment and Severance Agreements

We have entered into employment agreements with certain of our executive officers, including our named executive officers. In August 2015, we adopted a severance policy entitled the 2016 Management Career Transition Plan, which replaced our 2014 Management Career Transition Plan. Additionally, our named executive officers are entitled to receive certain payments from us or our affiliates in the event of certain termination events in connection with a change of control.

Employment Agreements. We are party to employment agreements with several executive officers, including the named executive officers. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days before the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. The primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation occurs during the period three months prior to, and ending 36 months following, a change of control, then the agreements also provide that the executive is entitled to the following benefits:

•	a lump-sum payment equivalent to 24 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two;
•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months, at our expense;
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;
•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive;

•	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage; and
•	all of such executive’s unvested options, shares of restricted stock and restricted stock units (including performance-based restricted stock units) will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date. In addition, Mr. Werner’s agreement provides for full accelerated vesting upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by us in good faith:

•	acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business,
•	the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude,
•	the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or
•	the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business;

provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event.

In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:

•	a material reduction in the executive’s position or duties,
•	a material breach of the employment agreement,
•	a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause, whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or
•	a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our current business location.

The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 36 months following a change of control.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Before receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting our or our affiliates’ (as defined in the employment agreement) employees, consultants, customers, or users for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

2016 Management Career Transition Plan. In August 2015, we adopted the 2016 Management Career Transition Plan, (the “Severance Plan”), which replaced our 2014 Management Career Transition Plan. The Severance Plan generally terminates on the third anniversary of the effective date. The Severance Plan addresses severance for certain employment terminations, and payments are only made if the executive or employee is not already entitled to severance benefits under a separate employment agreement. Participants in the Severance Plan include our Chief Executive Officer, Thomas H. Werner, and those employees who have been employed by the Company for at least six months and report directly to him (including our other named executive officers), as well as other key employees of the Company who are provided with written notice from the Chief Executive Officer that they are Severance Plan participants. Under the terms of the Severance Plan, Mr. Werner and the other named executive officers will be eligible for benefits following a termination of employment by us without cause (as defined in the Severance Plan). Such benefits include:

•	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•	a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;
•	continuation of such executive’s and such executive's eligible dependents’ coverage under the Company’s health benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at the Company’s expense;
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;
•	annual make-up payments for taxes incurred by the executive in connection with such health benefit plans’ coverage; and
•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to the Company and the executive.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the following information about the relationship of the annual total compensation of Thomas H. Werner, our Chief Executive Officer (the “CEO”) to the median of the annual total compensation of all of our employees, excluding Mr. Werner:

For fiscal 2017, our last completed fiscal year:

•	we have estimated the median of the annual total compensation of all our employees, excluding Mr. Werner, to be $4,500; and
•	Mr. Werner’s annual total compensation, for purposes of determining the CEO Pay Ratio was $4,246,216.

Based on this information, for fiscal 2017, we estimated the ratio of the annual total compensation of Mr. Werner, our CEO, to the median of the annual total compensation of all our employees, excluding Mr. Werner, was estimated to be 944: 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology and assumptions described below. Our pay ratio is not an element that the Compensation Committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.

The following paragraphs provide important context related to our employee population and describe the assumptions, adjustments, and estimates that we used to calculate this ratio.

SunPower is a global company, with complex operations worldwide and a majority of its employees located outside of the United States. As of October 2, 2017, our workforce consisted of approximately 7,654 individuals, who worked for our parent company and consolidated subsidiaries. Approximately 15% of these employees are located in the U.S., approximately 24% are located in the Philippines, approximately 22% are located in Malaysia, approximately 3% are located in Europe, approximately 35% are located in Latin America, and approximately 1% are located throughout the rest of the world.

Our employee population, after taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules (described below), consisted of approximately 7,490 individuals.

De Minimis Exemption:

De Minimus Exemption:
Total U.S. Employees	1,113
Total Non-U.S. Employees	6,541
Total Global Workforce	7,654
Total Exemptions:	164
Morocco	34
China	25
South Africa	25
Chile	20
Italy	16
Japan	13
Australia	11
Switzerland	8
United Kingdom	3
Belgium	3
Germany	3
Singapore	2
Turkey	1
Total Exclusions	164
Total U.S. Employees	1,113
Total Non-U.S. Employees	6,377 (excluding 164 employees)
Total Workforce for Median Calculation	7,489

In total, we excluded less than 5% of our total global workforce (approximately 164 individuals) from the identification of the “median employee,” as permitted by SEC rules.

To identify the “median employee” from our employee population, we collected target cash compensation information for fiscal 2017. In making this determination, we annualized the compensation of all newly hired permanent employees during this period.

We selected October 2, 2017, which was the first day of the last fiscal quarter of 2017, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. We included all of our full-time, part-time, and temporary employees globally, but excluded our Chief Executive Officer. We annualized the compensation of approximately 1,863 full-time and part-time employees (but not for employees in temporary or seasonal positions) who were hired in fiscal 2017 but did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historic and forecasted rates as well as other factors. We did not make any cost of living adjustments.

To identify the “median employee,” we utilized the annualized fiscal 2017 base salary and target annual cash incentive for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We do not grant equity to a large percentage of our employee population, so using base salary plus target annual incentive is representative.

Using this measure, we identified a “median employee” who is a full-time, hourly employee located in Mexico. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for fiscal 2017 in accordance with the requirements of the applicable SEC rules and converted the amounts from Mexican Pesos to U.S. dollars using the relevant monthly average currency exchange rate of 18.1497 Mexican Pesos per U.S. dollar. This resulted in an annual total compensation of $4,500, of which $2,660 is base salary and $1,840 is comprised of bonus and other compensation such as overtime pay and other cash allowances.

With respect to the annual total compensation of our Chief Executive Officer, we took the amount reported in the “Total” column of our 2017 Summary Compensation Table.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 21, 2018 (except as described below) by:

•	each of our directors;
•	our Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated individuals who served as our executive officers at the end of fiscal 2017, whom we collectively refer to as our “named executive officers”;
•	our directors, director nominees and executive officers as a group; and
•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 140,847,345 shares of common stock outstanding as of March 21, 2018. The business address for each of our directors and executive officers is our corporate headquarters at 77 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
François Badoual(2)	—	—
Charles D. Boynton	97,239	*
Helle Kristoffersen	—	—
Antoine Larenaudie(3)	—	—
Catherine Lesjak	66,810	*
Kenneth Mahaffey	95,760	*
Thomas R. McDaniel(4)	176,568	*
William Mulligan(5)	53,242	*
Ladislas Paszkiewicz	—	—
Julien Pouget	—	—
Douglas J. Richards	88,710	*
Thomas H. Werner(6)	522,588	*
Pat Wood III	109,186	*
All Directors and Executive Officers as a Group (14 persons)(7)	1,234,929	*
Other Persons
Total S.A. Total Solar International SAS(8) 2 place Jean Millier La Défense 6 92400 Courbevoie France	104,528,234	62.67%
*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 21, 2018 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Mr. Badoual joined our Board on November 3, 2017.
(3)	Mr. Larenaudie joined our Board on November 3, 2017.
(4)	Includes 176,452 shares of common stock held indirectly in the McDaniel Trust dtd 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(5)	Includes 2,000 shares of common stock held by Dr. Mulligan’s wife.

(6)	Includes 1,218 shares of common stock held by The Werner Family Trust (“WF Trust”), of which Mr. Werner and his wife are co-trustees and the beneficiaries are the surviving spouse between Thomas Werner and Suzanne Werner, to be followed by Jessica Werner and Katheryn Werner. Thomas and Suzanne Werner have been delegated joint control and voting power over the WF Trust.
(7)	Includes 24,826 shares of common stock held by an additional executive officer.
(8)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on December 10, 2015 by Total Solar International SAS (formerly known as Total Energies Nouvelles Activités USA, SAS and Total Gas & Power USA, SAS) and its parent, Total S.A., which indicated that the parties have shared voting and shared dispositive power with respect to said shares. Includes 9,531,677 shares of common stock issuable pursuant to a warrant issued by us to Total Gas & Power USA, SAS on February 28, 2012, 8,017,420 shares of common stock issuable upon conversion of the convertible debentures issued by us to Total Gas & Power USA, SAS on May 29, 2013, 5,126,775 shares of common stock issuable upon conversion of the convertible debentures issued by us to Total Energies Nouvelles Activités USA, SAS on June 11, 2014 and 3,275,680 shares of common stock issuable upon conversion of the convertible debentures issued by us to Total Energies Nouvelles Activités USA, SAS on December 15, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain of our executive officers and our directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and The NASDAQ Global Select Market. Such executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2017, except as follows: (i) the Form 3 filings for François Badoual and Antoine Larenaudie were made on December 13, 2017, following their appointment to the Board of Directors on November 3, 2017; and (ii) the Form 4 filing for Catherine Lesjak’s sale of stock on December 6, 2017 was reported one day late.

COMPANY STOCK PRICE PERFORMANCE

The following graph compares the performance of an investment in our common stock from December 28, 2012 through December 29, 2017, with the NASDAQ Composite index and with the Guggenheim Solar ETF. The graph assumes $100 was invested on December 28, 2012 in our common stock at the closing price of $5.49 per share, at the closing price for the NASDAQ Composite and at the closing price for the Guggenheim Solar ETF. In addition, the graph assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, or the Exchange Act, except to the extent specifically incorporated by reference therein by us.

ASSUMES $100 INVESTED ON DECEMBER 28, 2012
(ASSUMES DIVIDEND REINVESTED)
UNTIL FISCAL YEAR ENDED DECEMBER 31, 2017

	December 27, 2013	December 26, 2014	December 31, 2015	December 30, 2016	December 29, 2017
SunPower Corporation	$526.59	$479.42	$546.63	$120.40	$153.55
NASDAQ Composite	$140.41	$162.38	$169.15	$181.84	$233.20
Guggenheim Solar ETF	$232.01	$234.23	$211.21	$119.89	$181.82

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2017 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	—	—	8,824
Total(1)	—	—	8,824
(1)	As of December 31, 2017, no options remained outstanding under our equity incentive plans, including the plan we assumed in connection with the acquisition of PowerLight Corporation, now known as SunPower Corporation, Systems, in January 2007. Under the terms of our equity incentive plans, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees and consultants to purchase common stock. The SunPower Corporation 2015 Omnibus Incentive Plan includes an automatic share reserve increase feature effective for fiscal 2016 through fiscal 2025. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board. On January 1, 2018, the share reserve increase feature caused an automatic increase of 4,189,819 (3%) shares for fiscal 2018.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018, subject to ratification by our stockholders.

Ernst & Young LLP has served as our auditor since May 3, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.

If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Ernst & Young LLP

Ernst & Young LLP fees incurred by us for fiscal 2016 and 2017 were as follows:

Services	2016 ($)	2017 ($)
Audit Fees	4,641,049	4,702,292
Audit-Related Fees	73,720	341,734
Tax Fees	838,785	1,588,948
All Other Fees	306,444	2,790
Total	5,859,998	6,635,764
•	Audit Fees: Audit fees for fiscal 2016 and 2017 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the SEC (including our Forms 10-Q and 8-K) for periods covering fiscal 2016 and 2017.
•	Audit-Related Fees: Audit-related fees for 2016 and 2017 were for professional services rendered in connection with debt offerings and consultations with management on various accounting matters.
•	Tax Fees: Tax fees for 2016 and 2017 were for tax compliance and consulting services.
•	All Other Fees: Other fees in 2016 and 2017 were for access to technical accounting services.

Audit Committee Pre-Approval

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During fiscal 2016 and 2017, all services provided to us by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policy described above. The scope and services were reviewed and approved by the Audit Committee before the services were rendered. Ernst & Young LLP and our Audit Committee have each concluded that Ernst & Young LLP’s objectivity and ability to exercise impartial judgment on all issues encompassed with the audit engagement has not been impaired because (i) the services did not include prohibited non-audit related services and (ii) the fees we paid were insignificant both to Ernst & Young LLP and to SunPower.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018 requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. We do not expect “broker non-votes” on this proposal since brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against this proposal.

SUNPOWER CORPORATION
77 RIO ROBLES
SAN JOSE, CA 95134

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/SPWR2018**
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42900-P05759

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

	For All	Withhold All	For All Except
1. The re-election of three directors to serve as Class I directors on our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) François Badoual
02) Antoine Larenaudie
03) Pat Wood III

NOTE: In their discretion, Thomas H. Werner, Charles D. Boynton, Kenneth L. Mahaffey or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E42901-P05759

SUNPOWER CORPORATION
PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2018 and hereby appoints Thomas H. Werner, Charles D. Boynton and Kenneth L. Mahaffey, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2018 Annual Meeting of Stockholders of SunPower Corporation to be held on May 17, 2018, at 9:00 a.m. Pacific Time, at *www.virtualshareholdermeeting.com/SPWR2018* and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE DIRECTOR NOMINEES; FOR (2) THE APPROVAL, IN AN ADVISORY VOTE, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION; AND FOR (3) THE RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side